                     STOCK PURCHASE AGREEMENT

                          Dated as of


                        November 28, 1995

                            between

                THE TRAVELERS INSURANCE GROUP INC.

                              and

                    AETNA LIFE AND CASUALTY COMPANY

                  relating to the purchase and sale
                   of 100% of the Common Stock of

                 THE AETNA CASUALTY AND SURETY COMPANY

                              and

                  THE STANDARD FIRE INSURANCE COMPANY

                        TABLE OF CONTENTS

                                                          Page
                                                          ____

                            ARTICLE 1
                           DEFINITIONS

1.1  Definitions..............................................2

                            ARTICLE 2
                         PURCHASE AND SALE

2.1  Purchase and Sale........................................9
2.2  Closing..................................................9
2.3  September Balance Sheets................................12
2.4  Certain Contributions and Adjustments...................15
2.5  Portfolio Adjustment....................................16
2.6  Post-Closing Payments...................................18

                            ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF SELLER

3.1  Corporate Existence and Power...........................18
3.2  Corporate Authorization.................................19
3.3  Governmental Authorization..............................20
3.4  Non-Contravention.......................................20
3.5  Capitalization..........................................21
3.6  Ownership of Shares.....................................22
3.7  Subsidiaries............................................22
3.8  Financial Statements; SEC Reports.......................24
3.9  Absence of Certain Changes..............................25
3.10 No Undisclosed Material Liabilities; Investments........29
3.11 Material Contracts......................................31
3.12 Litigation..............................................34
3.13 Compliance with Laws....................................36
3.14 Properties..............................................36
3.15 Licenses and Permits; Policies; Regulatory Matters......37
3.16 ERISA Representations...................................38
3.17 Environmental Matters...................................40
3.18 Intercompany Accounts...................................44
3.19 No Representation with Respect to Reserves..............45
3.20 Intellectual Property; Software.........................45
3.21 Labor Matters...........................................47
3.22 Loans and Advances......................................47
3.23 All Assets Necessary....................................48
3.24 Certain Policies........................................48
3.25 Disclosure..............................................49




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                                                           Page
                                                           ____

                            ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF BUYER

4.1  Corporate Existence and Power...........................49
4.2  Corporate Authorization.................................49
4.3  Governmental Authorization..............................50
4.4  Non-Contravention.......................................50
4.5  Financing...............................................51
4.6  Purchase for Investment.................................51

                            ARTICLE 5
                       COVENANTS OF SELLER

5.1  Conduct of the Companies................................52
5.2  Access to Information...................................58
5.3  Notices of Certain Events...............................59
5.4  Resignations............................................60
5.5  Covenant Not to Compete.................................60
5.6  No Solicitation.........................................61
5.7  Certain Other Transactions..............................61
5.8  Confidentiality Agreements..............................63
5.9  Other Financial Statements..............................63
5.10 1992 Audit..............................................66
5.11 Use of Computer Software................................66
5.12 Aetna Casualty Company..................................68

                            ARTICLE 6
                        COVENANTS OF BUYER

6.1  Confidentiality.........................................68
6.2  Post-Closing Access.....................................68
6.3  AmRe Agreement..........................................69

                            ARTICLE 7
                    COVENANTS OF BUYER AND SELLER

7.1  Reasonable Efforts......................................70
7.2  Certain Filings.........................................71
7.3  Public Announcements....................................71
7.4  Trademarks; Trade Names.................................72
7.5  Intercompany Accounts...................................73
7.6  Non-Solicitation of Employees...........................75
7.7  Real Estate.............................................76
7.8  Transition Agreements...................................77
7.9  Post-Closing Access.....................................77




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                                                           Page
                                                           ____

7.10 Supplemental Disclosure.................................78
7.11 Investment Portfolio; Real Estate Transactions..........79
7.12 Other Agreements........................................83
7.13 Certain Insurance Policies..............................85

                            ARTICLE 8
                           TAX MATTERS

8.1  Definitions.............................................86
8.2  Tax Representations.....................................88
8.3  Tax Covenants...........................................89
8.4  Termination of Existing Tax Sharing Agreements..........92
8.5  Return Filings and Payment of Tax.......................93
8.6  Cooperation on Tax Matters..............................98
8.7  Tax Benefits...........................................100
8.8  Indemnification by Seller..............................110
8.9  Indemnification by Buyer...............................113
8.10 Survival; Exclusivity..................................116
8.11 Purchase Price Adjustment..............................116
8.12 Late Payments..........................................116
8.13 No Duplicative Payments; Offsets.......................117
8.14 Rule of Construction...................................117
8.15 Notices................................................117
8.16 Allocation of Purchase Price...........................117

                            ARTICLE 9
                 EMPLOYEES AND EMPLOYEE BENEFITS

9.1  Employees..............................................118
9.2  Pension Plan...........................................118
9.3  Individual Account Plan................................122
9.4  Certain Welfare Benefit Plans..........................123
9.5  Other Employee Benefit Plans and Benefit Arrangements..124
9.6  Plans Following the Closing............................125
9.7  Indemnification........................................131

                            ARTICLE 10
                      CONDITIONS TO CLOSING

10.1  Conditions to Obligations of Buyer and Seller.........132
10.2  Conditions to Obligation of Buyer.....................133
10.3  Conditions to Obligation of Seller....................135







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                                                           Page
                                                           ____

                            ARTICLE 11
                    SURVIVAL; INDEMNIFICATION

11.1  Survival..............................................136
11.2  Indemnification.......................................136
11.3  Procedures; Exclusivity...............................137

                            ARTICLE 12
                           TERMINATION

12.1  Grounds for Termination...............................138
12.2  Effect of Termination.................................139

                            ARTICLE 13
                          MISCELLANEOUS

13.1  Notices...............................................139
13.2  Amendments and Waivers................................140
13.3  Expenses..............................................141
13.4  Successors and Assigns................................141
13.5  Governing Law.........................................141
13.6  Jurisdiction..........................................142
13.7  Counterparts; No Third Party Beneficiaries............142
13.8  Entire Agreement......................................142
13.9  Construction..........................................143


                            EXHIBITS

Exhibit 5.11   Software License Agreement
Exhibit 7.4(a) License Agreement
Exhibit 7.4(b) Assignment Agreement
Exhibit 7.7    Real Estate Term Sheet
Exhibit 7.8    Transition Agreement Term Sheet


                         DISCLOSURE SCHEDULES

Schedule 2.3(b)     Reserve Categories and Amounts
Schedule 3.3        Governmental Authorization
Schedule 3.4        Non-Contravention
Schedule 3.7        Subsidiaries
Schedule 3.9        Absence of Certain Changes
Schedule 3.9(xiii)  Seller's Investment Policies
Schedule 3.10(a)    No Undisclosed Material Liabilities

                                                           Page
                                                           ____

Schedule 3.10(b)    Company Investment Assets
Schedule 3.11       Material Contracts
Schedule 3.12       Litigation
Schedule 3.13       Compliance with Laws
Schedule 3.15       License and Permits; Policies; Regulatory
                    Matters
Schedule 3.16(a)    Employee Plans
Schedule 3.16(c)    Certain Non-Multiemployer Employee Plans
Schedule 3.16(d)(i) Benefit Arrangement
Schedule 3.17       Environmental Matters
Schedule 3.18       Intercompany Accounts
Schedule 3.20       Software Licenses
Schedule 3.21       Labor Matters
Schedule 3.22       Loans & Advances
Schedule 3.23       All Assets Necessary
Schedule 3.24       Certain Policies
Schedule 4.3        Governmental Authorization
Schedule 4.4        Non-Contravention
Schedule 5.1        Conduct of the Companies
Schedule 5.5        Covenant Not to Compete
Schedule 5.9        Balance Sheet Adjustments
Schedule 7.5(c)     Certain Liabilities
Schedule 7.11(a)    Equity Portfolio
Schedule 7.11(aa)   Securities Not in Equity Portfolio
Schedule 7.11(b)    Real Estate Transactions
Schedule 7.11(c)    Shared Mortgages; Cross Collateralized
                    Mortgages; Shared Real Estate
Schedule 8.2        Tax Representations
Schedule 8.8(a)     Cushion
Schedule 9.1        P&C Employees
Schedule 9.2(a)     Reimbursement Formula
Schedule 9.3(c)     Supplemental Plan
Schedule 9.4(a)     Certain Welfare Benefit Plans
Schedule 9.5(c)     Other Employee Benefit Plans and
                    Benefit Arrangements
Schedule 9.5(d)     ACEShares and APEX Unit Awards
Schedule 9.6(c)(i)  Severance Plans
Schedule 9.6(c)(ii) Affected Employees
Schedule 9.6(c)(iii)Certain Employment Agreements
Schedule 9.6(c)(iv) Certain Retention Bonus Payments
Schedule 9.6(d)(i)  1996 Vacation Days Calculation
Schedule 9.6(d)(ii) 1997 Vacations Days Calculation

                    STOCK PURCHASE AGREEMENT



              AGREEMENT dated as of November 28, 1995 between The Travelers Insurance Group Inc., a Connecticut stock insurance corporation ("Buyer"), and Aetna Life and Casualty
Company, a Connecticut stock insurance corporation ("Seller").

                        W I T N E S S E T H:

          WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of (i) common stock, par value $25,000.00 per share (the "ACSC Common Stock"), of The Aetna Casualty and Surety Company, a Connecticut insurance corporation ("ACSC"), and (ii) common stock, par value $250.00 per share (the "SFIC Common Stock"), of The Standard Fire Insurance Company, a Connecticut insurance corporation ("SFIC" and, together with ACSC, the "Companies") ; and

          WHEREAS, Seller desires to sell all of the issued and outstanding shares of ACSC Common Stock and SFIC Common Stock (collectively, the "Shares") to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, the parties hereto agree as follows:

                            ARTICLE 1

                           DEFINITIONS

       1.1  Definitions. (a)  The following terms, as used
            __________
herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither
                                          ________
of the Companies nor any of their respective Subsidiaries shall be considered an Affiliate of Seller.

          "Agreement" means this agreement, including the Disclosure Schedules and Exhibits hereto.

          "A.M. Best" means A.M. Best Company.

          "Ancillary Agreements" means (i) the Transition
Agreements, (ii) the License Agreement, (iii) the Assignment
Agreement, (iv) the Software License Agreement and (v) the agreements referred to in Section 7.7.

          "Balance Sheet Date" means September 30, 1995.

          "Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by Seller or any of its ERISA Affiliates and (iii) covers any employee or former employee of any of the Companies or any of their Subsidiaries.

          "Closing Date" means the date of the Closing.

          "Employee Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and
(iii) covers any employee or former employee of any of the Companies or any of their Subsidiaries.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "GAAP" means U.S. generally accepted accounting principles.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Individual Account Plan" means the Aetna Life and
Casualty Company Incentive Savings Plan.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Material Adverse Effect" means, for purposes of
Section 3.9 and Article 10 only, with respect to any Person or Persons, a material adverse effect on the financial condition, results of operations, business, assets or liabilities of such Person or Persons and its or their Subsidiaries, taken as whole.

          "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          "Pension Plan" means the Retirement Plan for Employees of the Aetna Life and Casualty Company.

          "Person" means an individual, corporation, partnership, association, trust, limited liability company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "SAP" means the accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissioners and adopted or promulgated by the respective states of incorporation of the Companies and employed in a consistent manner throughout the periods involved.

          "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect 50% or more of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

          "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.












4

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          "Transition Agreements" means the transition
agreements to be entered into in accordance with Section 7.8.

          (b) Each of the following terms is defined in the Section set forth opposite such term:


     Term                                            Section
     ____                                            _______

     ACC                                               7.12
     Acquisition Proposal                              5.6
     AC&S of Illinois                                  5.7
     Adequate Rating                                   6.3
     Advance Accrual Period                            9.2
     Aetna Casualty Company                            5.12
     Aetna Re U.K. Stop Loss                           5.7
     Affected Employees                                9.6
     AHP                                               7.12
     ALOI                                              5.7
     AL&C Business                                     7.12
     AL&C Buyer                                        7.12
     AmRe Agreement                                     6.3
     Annual Statements                                  3.8
     Assignment Agreement                               7.4
     Attributable Amount                                8.5
     Bond Portfolio                                     7.11
     Buyer Loss                                         8.8
     Buyer Plan                                         9.3
     Claims Provision                                   3.19
     Closing                                            2.2
     Closing Date GAAP Balance Sheet                    5.9
     Code                                               8.1
     Combined State Tax                                 8.1
     Company Facilities                                 3.17
     Company Investment Assets                          3.10
     Company Securities                                 3.5
     Confidentiality Agreement                          6.1
     Continued Employment                               9.6
     Conveyance Taxes                                   8.3
     Cross Collateralized Mortgages                     7.11
     Cushion                                            8.8
     Damages                                           11.2





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     Term                                          Section
     ____                                          _______

     Deemed Closing Date                                5.9
     Direct Rollover                                    9.3
     Disposal Notice                                    8.6
     Environmental Reports                              3.17
     Environmental Laws                                 3.17
     Equity Adjustment                                  2.2
     Equity Portfolio                                   7.11
     ERI                                                7.11
     ERI Stock                                          7.11
     Estimated NOL Value                                2.2
     Estimated Portfolio Adjustment                     2.2
     Event                                              8.7
     Excluded Taxes                                     8.8
     Federal Tax                                        8.1
     Federal Tax Detriment                              8.7
     Final Determination                                8.1
     Final NOL Value                                    2.2
     Final Portfolio Adjustment                         2.5
     Fund Balance                                       6.3
     GAAP Equity Adjustment                             2.2
     Hazardous Substances                               3.17
     Immediate Parent                                   6.3
     Indemnified Party                                 11.3
     Indemnifying Party                                11.3
     Intellectual Property                              3.20
     Independent Accountants                            2.3
     License Agreement                                  7.4
     Maximum Annual Contribution                        9.2
     MBIA                                               7.11
     MBIA Stock                                         7.11
     Mortgaged Properties                               3.17
     New Plan                                           9.2
     NOL Value                                          2.2
     NOLs                                               8.1
     Notifying Party                                    8.6
     Notified Party                                     8.6
     Obligor                                            6.3
     P&C Employees                                      9.1
     Permits                                            3.15
     Permitted Capital Contribution                     2.2
     Points                                             9.2
     Policyholders' Surplus                             2.2
     Portfolio Adjustment                               2.2
     Post-Closing Special Items                         8.7
     Post-Closing Tax Period                            8.1
     Post-September 30 Special Items                    8.7



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     Term                                            Section
     ____                                            _______

     Post-September 30 Tax Period                       8.1
     Pre-September 30 Tax Period                        8.1
     Prior Welfare Plan                                 9.4
     Purchase Price                                     2.2
     Reattributed NOLs                                  8.7
     Regulators                                         3.8
     REO                                                3.17
     Replacement Welfare Plans                          9.4
     Retiree Benefit Program                            9.6
     Returns                                            8.2
     SAP Equity Adjustment                              2.2
     SEC                                                3.8
     SEC Reports                                        3.8
     Seller Group                                       8.1
     Seller Loss                                        8.9
     Separate State Income Tax                          8.1
     Separate State Tax                                 8.1
     September Adjusted Balance Sheets                  5.9
     September Adjusted GAAP Balance Sheet              5.9
     September Adjusted SAP Balance Sheet               5.9
     September Audited Balance Sheets                   5.9
     September Audited GAAP Balance Sheet               5.9
     September Audited SAP Balance Sheet                5.9
     September Unaudited GAAP Balance Sheet             2.3
     September 30 NOL's                                 2.2
     Severance Plans                                    9.6
     Shared Mortgages                                   7.11
     Shared Real Estate                                 7.11
     Significant Agreements                             3.11
     Software                                           3.20
     Software License Agreement                         5.11
     Special Item Federal Tax Detriment                 8.7
     Special Items                                      8.7
     Stockholder's Equity                               2.2
     Stop Loss Business                                 7.12
     Stop Loss Quota                                    7.12
     Straddle Period                                    8.1
     Subsidiary Securities                              3.7
     Supplemental Plan                                  9.3
     Tax                                                8.1
     Tax Benefit                                        8.1
     Tax Claim                                          8.8
     Tax Indemnified Party                              8.3
     Tax Indemnifying Party                             8.3





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     Term                                          Section
     ____                                          _______

     Tax Sharing Agreement                              8.1
     Taxing Authority                                   8.1
     Termination Account                                6.3
     Transferred Employees                              9.1
     Transition Committee                               5.1
     Travelers Plan                                     9.2
     Unaudited September Balance Sheet                  3.8
     Welfare Transfer Date                              9.4









































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


                             ARTICLE 2

                         PURCHASE AND SALE



         2.1  Purchase and Sale.  Upon the terms and subject to
              _________________
the conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Shares at the Closing.

         2.2  Closing.  The closing (the "Closing") of the
              _______
purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York as soon as possible, but in no event later than two business days, after satisfaction of the conditions set forth in Article 10, or at such other time or place as Buyer and Seller may agree.

      (a) At the Closing, Buyer shall deliver to Seller, in immediately available funds by wire transfer to an account of Seller designated in writing by Seller, by notice to Buyer not later than two business days prior to the Closing Date, the Purchase Price. The "Purchase
Price" shall be: (i) $4,000,000,000, (ii) plus an amount equal to $602,740 per day for each day from and including
October 1, 1995 to but not including the Closing Date,
(iii) plus the aggregate amount of Permitted Capital
Contributions, if any, made by Seller, increased by an amount equal to 0.015068493% of each such Permitted
Capital Contribution for each day from and including the date such Permitted Capital Contribution is made to but not including the Closing Date, (iv) minus the Equity
Adjustment, if any, if the Equity Adjustment has been determined prior to the Closing Date, increased by an amount equal to 0.015068493% of such Equity Adjustment for each day from and including

October 1, 1995 to but not including the Closing Date, (v) minus an amount equal to the Estimated NOL Value, and (vi) if the Estimated Portfolio Adjustment is an aggregate net gain, plus an amount equal to such gain, or if the Estimated Portfolio Adjustment is an aggregate net loss, minus an amount (expressed as a positive number) equal to such loss. If the Equity Adjustment has not been determined prior to the Closing Date, the Equity
Adjustment, if any, shall be paid in accordance with
Section 2.3(e).

      (b) At the Closing, Seller shall deliver to Buyer certificates for the Shares, duly endorsed or accompanied by stock powers duly endorsed in blank with all appropriate transfer tax stamps affixed.

      (c)  For the purposes of this Agreement, the
following terms shall have the following meanings:

        (i) "Estimated NOL Value" means Seller's good faith estimate of the NOL Value furnished to Buyer (it being understood that Seller shall deliver such estimate not less than five business days prior to the Closing Date together with a statement setting forth the relevant calculations in reasonable detail).

        (ii)  "Estimated Portfolio Adjustment" means the
Portfolio Adjustment, as estimated in good faith by Seller and delivered to Buyer not later than five business days prior to the Closing Date.

        (iii) "Equity Adjustment" means the greater of the
GAAP Equity Adjustment and the SAP Equity Adjustment.

        (iv)  "Final NOL Value" means the NOL Value
calculated as promptly as practicable after the filing of the Seller Group tax return which includes the Tax period beginning after December 31, 1995 and ending on the Closing Date.

        (v)  "Final Portfolio Adjustment" means the
Portfolio Adjustment (i) as shown on Seller's calculation delivered pursuant to Section 2.5(a), if no notice of disagreement with respect thereto has been delivered pursuant to

Section 2.5(b) and the full period during which such notice may be delivered has elapsed; or (ii) if such a notice of disagreement has been delivered, as agreed by Buyer and Seller pursuant to Section 2.5(c), or in the absence of such agreement, as shown in the Independent
Accountants' calculation delivered pursuant to Section
2.5(c).

        (vi) "GAAP Equity Adjustment" means the amount, if any, by which $3,800,000,000 exceeds Stockholder's
Equity (i) as shown on Seller's calculation delivered pursuant to Section 2.3(a), if no notice of disagreement with respect thereto has been delivered pursuant to
Section 2.3(b) and the full period during which such notice may be delivered has elapsed; or (ii) if such a notice of disagreement has been delivered, as agreed by Buyer and Seller pursuant to Section 2.3(c), or in the absence of such agreement, as shown in the Independent
Accountants' calculation delivered pursuant to Section
2.3(c).

        (vii) "NOL Value" means the value of the NOLs as of September 30, 1995 as reflected on the September
Audited GAAP Balance Sheet without regard to the actual
NOLs (the "September 30 NOLs"), reduced by (i) any amounts paid to any of the Companies or any Subsidiaries in respect of such NOLs pursuant to Section 8.7(j) hereof, and (ii) 35% of any taxable income of the Companies and their Subsidiaries for the Post-September 30 Tax Period, determined in accordance with Section 8.5 and without regard to (A) the September 30 NOLs, (B) Post-September 30
Special Items or (C) any additions to reserves claimed with respect to the Post-September 30 Tax Period which satisfy the requirement for reserves relating to a Permitted Capital Contribution.

        (viii) "Permitted Capital Contribution" means a cash contribution made by Seller to the capital of any of the Companies or their Subsidiaries, (other than as expressly contemplated by this Agreement) with the prior written consent of Buyer.

        (ix) "Portfolio Adjustment" means the aggregate net after tax gain or aggregate net after tax loss (in either case whether or not realized with taxes calculated on a GAAP basis) on all securities held in the Equity Portfolio during the period from and including October 1, 1995, through the close of business on the business day prior to the Closing Date. Such gains or losses shall be calculated based on the difference between (i) the market value as of the Balance Sheet Date of the securities in the September Audited GAAP Balance Sheet or the cost of acquisition for securities acquired after the Balance Sheet Date and (ii) the proceeds, net of commissions and other direct expenses of disposition, realized in the sale or other disposition, or, in the case of securities not sold or disposed of, the market value of such securities as of the close of business on the business day prior to the Closing Date

(reduced in the case of shares of common stock of MBIA
Inc. by 4.5% of the market value thereof).  The Portfolio
Adjustment shall be calculated using the same methodology and pricing services for purposes of determining the market value of securities in the Equity Portfolio at the relevant dates.

        (x) "SAP Equity Adjustment" means the amount, if any, by which $2,700,000,000 exceeds Policyholders'
Surplus (i) as shown on Seller's calculation delivered pursuant to Section 2.3(a), if no notice of disagreement with respect thereto has been delivered pursuant to
Section 2.3(b) and the full period during which such notice may be delivered has elapsed; or (ii) if such a notice of disagreement has been delivered, as agreed by Buyer and Seller pursuant to Section 2.3(c), or in the absence of such agreement, as shown in the Independent
Accountants' calculation delivered pursuant to Section
2.3(c).

        (xi)  "Stockholder's Equity" means the total
shareholder's equity of the Companies and their Subsidiaries as shown on the September Adjusted GAAP
Balance Sheet plus an amount equal to $300,000,000.

        (xii) "Policyholders' Surplus" means the total policyholders' surplus of the Companies and their Subsidiaries as shown on the September Adjusted SAP
Balance Sheet plus an amount equal to $300,000,000.

         2.3  September Balance Sheets.  (a)  As promptly as
              ________________________
practicable, but no later than 60 days after the date hereof, Seller will cause to be prepared and delivered to Buyer the September Adjusted GAAP Balance Sheet and the September Adjusted SAP Balance Sheet and the related reports of KPMG Peat Marwick LLP thereon, and the certificate of Seller based on such September Adjusted Balance Sheets setting forth Seller's calculations of the Equity Adjustment, Stockholder's Equity and Policyholders' Surplus, all in accordance with Section 5.9.

          (b) If Buyer disagrees with any item or amount reflected on or omitted from the September Adjusted GAAP Balance Sheet or the September Adjusted SAP Balance Sheet or with Seller's calculations of the Equity Adjustment, Stockholder's Equity or Policyholders' Surplus delivered pursuant to Section 2.3(a), Buyer may, within 30 days after delivery of the documents referred to in Section 2.3(a), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts reflected on or omitted from the September Adjusted GAAP Balance Sheet, September Adjusted SAP Balance Sheet and the calculation of the Equity Adjustment, Stockholder's Equity or Policyholders' Surplus delivered pursuant to Section 2.3(a) not the subject of such disagreement.
 Notwithstanding the foregoing, (i) Buyer shall not be entitled to deliver a notice of disagreement with respect to (A) the amounts of liabilities in respect of any major category of the unpaid claims and claim expenses as shown on Schedule 2.3(b) if such amounts in respect of such major category reflected on the September Adjusted Balance Sheets are at least equal to the corresponding amounts reflected on the September Unaudited GAAP Balance Sheet or the September Unaudited SAP Balance Sheet, as the case may be, or (B) the amounts accrued for vacation liabilities reflected on the September Adjusted Balance Sheets if such amounts are accurately determined in accordance with
Schedule 5.9, and (ii) Buyer shall not be entitled to deliver any notice of disagreement unless Buyer's calculation of Stockholder's Equity or Policyholders' Surplus as shown in such notice is lower by at least $5,000,000 than the amount thereof shown on the September Adjusted GAAP Balance Sheet or the September Adjusted SAP Balance Sheet, respectively.

          (c) If a notice of disagreement shall be delivered pursuant to Section 2.3(b), Seller and Buyer shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Stockholder's Equity or Policyholders' Surplus. If, during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause a recognized firm of independent certified accountants of national repute mutually acceptable to Seller and Buyer (the "Independent Accountants") promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Equity Adjustment, Stockholder's Equity and Policyholders' Surplus. In making such calculation, the Independent Accountants shall consider only those items or amounts reflected on or omitted from the September Adjusted Balance Sheets or Seller's calculation of Stockholder's Equity and Policyholders' Surplus as to which Buyer has disagreed. The Independent Accountants shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Seller and Buyer. The cost of such review and report shall be borne
(i) by Seller if the difference between the Equity Adjustment and the Equity Adjustment as based upon Seller's calculation delivered pursuant to Section 2.3(a) is greater than the difference between the Equity Adjustment and the Equity Adjustment based on Buyer's calculation delivered pursuant to
Section 2.3(b), (ii) by Buyer if the first such difference is less than the second such difference and (iii) otherwise equally by Seller and Buyer. In no event will the Equity Adjustment, as finally determined pursuant to this Section 2.3(c), be less than the amount thereof shown in Seller's calculations delivered pursuant to Section 2.3(a) or more than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.3(b).

          (d) Seller agrees that it will, and agrees to cause its independent accountants and (prior to the Closing Date) the Companies and their Subsidiaries to, cooperate with Buyer and its independent accountants and assist them in the conduct of their review of the September Adjusted Balance Sheets, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

          (e) If the amount of the Equity Adjustment is determined after the Closing Date, then within five business days after such determination, Seller shall pay to Buyer the amount of the Equity Adjustment, increased by an amount equal to 0.015068493% thereof for each day from and including October 1, 1995 to but not including the date of such payment. Any such amount shall be deemed to be an adjustment to the Purchase Price.

         2.4   Certain Contributions and Adjustments.  (a)
               _____________________________________
Seller agrees that it will, on or prior to December 31, 1995, make a cash capital contribution to the Companies of $300 million, increased by an amount equal to 0.015068493% thereof for each day from and including October 1, 1995 to but not including the date of such contribution.

         (b) In the event that the Final NOL Value is greater than the Estimated NOL Value, Seller shall pay to Buyer an amount equal to such difference. In the event that the Estimated NOL Value is greater than the Final NOL Value, Buyer shall pay to Seller an amount equal to such difference. In either event, such payment shall be made within five business days from the date of the determination of the Final NOL Value, increased by an amount equal to 0.015068493% thereof per day for each day from and including the Closing Date to but not including the date of such payment. Any such amount shall be deemed an adjustment to the Purchase Price.

         2.5   Portfolio Adjustment.  (a)  As promptly as
               ____________________
practicable following the Closing Date, Seller shall calculate the Portfolio Adjustment and deliver to Buyer a certificate setting forth such calculation in reasonable detail.

          (b) If Buyer disagrees with the calculation delivered pursuant to Section 2.5(a), Buyer may, within 30 days after delivery of such calculation, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the calculation delivered by Seller.

          (c) If a notice of disagreement shall be delivered pursuant to Section 2.5(b), Seller and Buyer shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the Portfolio Adjustment. If, during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accountants promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Portfolio Adjustment. In making such calculation, the Independent Accountants shall consider only those items or amounts in Seller's calculation as to which Buyer has disagreed. The Independent Accountants shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Seller and Buyer. In no event shall the Portfolio Adjustment determined pursuant to this paragraph (c) be determined to be a greater gain or smaller loss, as the case may be, than as shown in Seller's calculations delivered pursuant to Section 2.5(a) or a smaller gain or greater loss, as the case may be, than as shown in Buyer's calculations delivered pursuant to Section 2.5(b). The cost of such review and report shall be borne (i) by Seller if the difference between the Final Portfolio Adjustment and the Portfolio Adjustment as calculated by Seller and set forth on the certificate delivered pursuant to Section 2.5(a) is greater than the difference between the Final Portfolio Adjustment and the Portfolio Adjustment as calculated by Buyer and set forth on the notice of disagreement delivered pursuant to Section 2.5(b), (ii) by Buyer if the first such difference is less than the second such difference and (iii) otherwise equally by Seller and Buyer.

          (d) Seller and Buyer agree that they will, and agree to cause their respective independent accountants and the Companies and their Subsidiaries to, cooperate and assist in the calculation of the Portfolio Adjustment and in the conduct of the reviews referred to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

          (e) If the Final Portfolio Adjustment differs from the Estimated Portfolio Adjustment, then Seller shall pay to Buyer or Buyer shall pay to Seller an amount equal to such difference so that Buyer has paid the Purchase Price it would have paid and Seller has received the Purchase Price it would have received had the Final Portfolio Adjustment been used to determine the Purchase Price. Such payment shall be made within five business days from the date of the determination of the Final Portfolio Adjustment, together with an amount equal to 0.015068493% of such difference per day for each day from and including the Closing Date to but not including the date of such payment. Any such amount shall be deemed to be an adjustment of the Purchase Price.

         2.6  Post-Closing Payments.  All payments made to Buyer
              _____________________
or Seller after the Closing Date under this Agreement shall be paid in immediately available funds by wire transfer to an account of the payee designated in writing by the payee, by notice to the payor, not later than two business days prior to the date the payment is due.

                             ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date (but as of no other dates unless expressly so stated) that:

         3.1  Corporate Existence and Power.  Seller has been
              _____________________________
duly incorporated and is validly existing as an insurance corporation in good standing under the laws of the State of Connecticut and has all corporate powers required to carry on its business as now conducted. Each Company (i) has been duly incorporated and is validly existing as an insurance corporation in good standing under the laws of the State of Connecticut,
(ii) has all corporate powers required to carry on its business as now conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iv) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business as an insurer and is in good standing in each jurisdiction where such licensing is necessary, as the case may be, except for those jurisdictions where failure to be so qualified or licensed, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the Companies and their Subsidiaries, taken as a whole. Seller has heretofore delivered or made available to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller, each Company and the Subsidiaries of the Companies as in effect on the date hereof. Neither of the Companies nor any of their respective Subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws.

         3.2  Corporate Authorization.  The execution, delivery
              _______________________
and, subject to the receipt of the approvals referred to in
Section 3.3, performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and when executed and delivered each Ancillary Agreement to which Seller is a party will constitute, a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         3.3  Governmental Authorization.  The execution,
              __________________________
delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party require no action by or in respect of, or filing with, any governmental body, agency, or official on the part of Seller or any of its Subsidiaries other than (i) compliance with any applicable requirements of the HSR Act, (ii) approvals or filings under the insurance laws of the jurisdictions set forth on Schedule 3.3,
(iii) filings and notices not required to be made or given until after the Closing Date, (iv) filings, at any time, of tax returns, tax reports and tax information statements and (v) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, materially impair the ability of the Companies and their Subsidiaries, taken as a whole, to conduct their businesses.

         3.4  Non-Contravention.  Except as set forth in
              _________________
Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party do not and will not (i) violate the certificate of incorporation or bylaws of Seller, any Company or any Subsidiary of any Company, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Company or any Subsidiary of any Company or to a loss of any benefit to which any Company or any Subsidiary of any Company is entitled under, any material agreement or other material instrument binding upon any Company or any Subsidiary of any Company or any material license, franchise, permit or other similar authorization held by any Company or any Subsidiary of any Company, (iv) result in the creation or imposition of any material Lien on any asset of any Company or any Subsidiary of any Company or (v) cause or constitute a "distribution date," "flip in event" or comparable event under any stockholder rights plan or comparable plan of any Person the capital stock of which is directly or indirectly beneficially owned by any Company or any Subsidiary of any Company (provided that no representation is made in this clause (v) as to the effect of any beneficial ownership of such capital stock by Buyer or any of its Affiliates).

         3.5  Capitalization.  (a)  The authorized capital stock
              ______________

of ACSC consists of 1,000 shares of ACSC Common Stock. As of the date hereof, there are outstanding 1,000 shares of ACSC Common Stock. The authorized capital stock of SFIC consists of 20,000 shares of SFIC Common Stock. As of the date hereof, there are outstanding 20,000 shares of SFIC Common Stock.

          (b) All outstanding shares of capital stock of each Company have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Except as set forth in this Section 3.5, there are no outstanding (i) shares of capital stock or voting securities of any Company, (ii) securities of any Company convertible into or exchangeable for shares of capital stock or voting securities of any Company or (iii) options or other rights to acquire from any Company, or other obligation of any Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of any Company or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

         3.6  Ownership of Shares.  Seller is the record and
              ___________________
beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares other than pursuant to generally applicable regulatory requirements), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction, except Liens, limitations or restrictions arising as a result of any action taken by Buyer or any of its Affiliates; provided that Seller makes no
                       ________
representation regarding the ability of any Person other than Seller to transfer or otherwise dispose of the Shares without registration or qualification under, or in compliance with, applicable Federal securities or state securities or insurance laws.

         3.7  Subsidiaries.  (a)  Each Subsidiary of each
              ____________
Company has been duly incorporated or organized and is validly existing as a corporation, partnership or association in good standing under the laws of its jurisdiction of incorporation or organization and has all powers and all material governmental licenses, authoriztions, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of each Company is duly qualified to do business as a foreign corporation or organization and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business as an insurer and is in good standing in each jurisdiction where such licensing is necessary, as the case may be, except for those jurisdictions where failure to be so qualified or licensed, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the Companies and their Subsidiaries, taken as a whole. All Subsidiaries of each Company and their respective jurisdictions of incorporation or organization are identified on Schedule 3.7.

           (b) All outstanding shares of capital stock of each Subsidiary of each Company have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. As of the Closing Date, except as disclosed in Schedule 3.7, all of the outstanding capital stock of, and other voting securities or ownership interests in, each Subsidiary of each Company will be owned by one of the Companies, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests other than pursuant to generally applicable regulatory requirements). Except as set forth in Schedule 3.7, there are no outstanding (i) securities of any of the Companies or any of their respective Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of any Company or (ii) options or other rights to acquire from any of the Companies or any of their respective Subsidiaries, or other obligations of any of the Companies or any of their respective Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of any of the Companies (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of any of the Companies or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         3.8  Financial Statements; SEC Reports.  (a)  The
              _________________________________
audited combined balance sheet of the Companies and their Subsidiaries as of December 31, 1993 and
December 31, 1994 and the related combined statements of income and cash flows for each of the years ended December 31, 1993 and December 31, 1994 and the unaudited combined balance sheet of the Companies and their Subsidiaries as of September 30, 1995 (the "Unaudited September Balance Sheet") and the related combined statement of income for the nine months ended September 30, 1995, respectively, previously delivered to Buyer, present fairly, in all material respects, the combined financial position of the Companies and their Subsidiaries as of the dates thereof and the combined results of operations of the Companies and their Subsidiaries for the periods then ended in conformity with GAAP consistently applied (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

           (b) The audited balance sheets of the Companies and their Subsidiaries as of December 31, 1994, and the related statements of operations and statements of cash flows for the year then ended, and their respective Annual Statements for the fiscal year ended December 31, 1994 (the "Annual Statements") filed with the insurance regulatory authorities in their respective jurisdictions of domicile (collectively, the "Regulators"), copies of which have been delivered to Buyer, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations for the year then ended in conformity with SAP. The other information contained in the Annual Statements fairly presents in all material respects the information required to be contained therein in conformity with SAP. The balance sheets of the Companies and their Subsidiaries in respect of any period ending after December 31, 1994, and the related statements of operations and statements of cash flows, which have been filed with Regulators, copies of which have been delivered to Buyer, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations for the period then ended in conformity with SAP consistently applied.

         (c) As of the date of the latest filing of an SEC Report, the SEC Reports taken as a whole, including, without limitation, any financial statements or schedules included therein, did not contain with regard to Seller's property casualty business segments taken as a whole any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that for purposes of this subparagraph (c) "material" is to be assessed in the context of Seller and all of its Subsidiaries taken as a whole.
 As used herein, "SEC Reports" means all forms, reports and documents filed by Seller with the Securities and Exchange Commission (the "SEC") since January 1, 1992 and prior to the date hereof to the extent they contain any information relating to Seller's property casualty business segments.

         3.9  Absence of Certain Changes.  Except as disclosed
              __________________________
in Schedule 3.9, during the period from the Balance Sheet Date to the date hereof, the business of the Companies and their Subsidiaries has been conducted in the ordinary course consistent with past practices (including, without limitation, with regard to underwriting, pricing, actuarial and investment policies generally) and there has not been:

          (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Companies, other than those resulting from changes in general economic conditions;

         (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any Company, or any repurchase, redemption or other acquisition by any Company or any Subsidiary of any Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, any Company or any Subsidiary of any Company;

         (iii) any incurrence, assumption or guarantee by any Company or any Subsidiary of any Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

         (iv) any transaction or commitment made, or any contract or agreement entered into, by any Company or any Subsidiary of any Company (including the acquisition or disposition of any assets) or any relinquishment by any Company or any Subsidiary of any

Company of any contract or other right, other than transactions and commitments in the ordinary course of business consistent with past practices, or any acquisition of assets or incurrence of liabilities by any Company or any Subsidiary of any Company which are not primarily related to the property and casualty insurance business of the Companies and their Subsidiaries;

         (v) any change in any method of accounting or accounting practice or policy (including, without limitation, any reserving method, practice or policy) by any Company or any Subsidiary of any Company, except for any such change as a result of a concurrent change in GAAP or SAP;

         (vi)  to the extent payable directly or
indirectly by any Company or any Subsidiary of any Company, any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee engaged in Seller's property/casualty business (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee engaged in Seller's property/casualty business other than in the ordinary course of business, (C) change in compensation or other benefits payable to any director, officer or employee engaged in Seller's property/casualty business, other than (x) increases in base compensation in the ordinary course of business consistent with past practice (but in no event greater than 4 1/2% in the aggregate on a per annum basis for all such individuals as a group), (y) with respect to directors or officers, changes in benefits required by plans and arrangements in effect as of the Balance Sheet Date and (z) with respect to employees who are not directors or officers, changes in benefits in accordance with plans or arrangements in effect as of the Balance Sheet Date in the ordinary course of business consistent with past practice or (D) loans or advances to any directors, officers or employees engaged in Seller's property/casualty business, except for ordinary travel and business expenses in the ordinary course of business consistent with past practice;

         (vii) any damage, theft or casualty loss by any Company or any Subsidiary of any Company in an amount exceeding $1,000,000;

         (viii)  any transaction by any Company or any
Subsidiary of any Company involving Company Investment
Assets other than in the ordinary course of business consistent with past practice;

         (ix)  any change in any material way by any
Company or any Subsidiary of any Company in underwriting practices or standards;

         (x)(i)  any entering into of any facultative
reinsurance contract, other than in the ordinary course of business consistent with past practice, or (ii) any commutation of any facultative reinsurance contract, or (iii) any entering into or any commutation of any reinsurance treaty, by any Company or any Subsidiary of any Company;

         (xi) any material insurance transaction by any Company or any Subsidiary of any Company other than in the ordinary course of business consistent with past practice;

         (xii) any significant change by the Company or any Subsidiary of any Company in the compensation structure of, or benefits available to, any significant agent or with respect to agents generally;

         (xii)  any investment made in Company Investment
Assets other than in accordance with Seller's investment policies set forth in Schedule 3.9(xiii); or

         (xiv) any agreement or commitment (contingent or otherwise) by any Company or any Subsidiary of any Company to do any of the foregoing.

         3.10  No Undisclosed Material Liabilities; Investments.
               ________________________________________________

(a) There are no liabilities of any Company or any Subsidiary of any Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

         (i)  liabilities provided for in the Unaudited
September Balance Sheet;

         (ii)  liabilities disclosed on Schedule 3.10(a);

         (iii)  liabilities incurred since the Balance
Sheet Date in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practice; and

         (iv) other undisclosed liabilities that are not individually or in the aggregate material to the Companies and their Subsidiaries, taken as a whole.

              (b) Schedule 3.10(b) describes in reasonable detail all Company Investment Assets as of the Balance Sheet Date. For purposes of this Agreement, "Company Investment Assets" means any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by any Company or any Subsidiary of any Company, including, without limitation, bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

               (c) Neither Company nor any Subsidiary of any Company is an "acquiring person" or comparable person under the terms of any stockholder rights plan or comparable plan of any Person the capital stock of which is directly or indirectly beneficially owned by any Company or any Subsidiary of any Company, and no "distribution date," "flip in event" or comparable event has occurred under any such plan as a consequence of such beneficial ownership (provided that no representation is made in this paragraph (c) as to the effect of any beneficial ownership of such capital stock by Buyer or any of its Affiliates).

         3.11  Material Contracts.  (a)  Except as disclosed in
               __________________
Schedule 3.11, as of the date hereof, neither of the Companies nor any of their Subsidiaries is a party to or bound by:

         (i) any lease of real property where any of the Companies or their Subsidiaries are tenants (A) providing for annual base rentals of $1,000,000 or more, (B) expiring after December 1, 2000 or (C) where the Seller or any of its Affiliates holds an equity interest in such real property;

         (ii)  any agreement for the purchase of
materials, supplies, goods, services, equipment or other assets, including any license for Software, that provides for either (A) annual payments by any Company or any Subsidiary of any Company of $1,000,000 or more or (B) aggregate payments by any Company or any Subsidiary of any Company of $5,000,000 or more;

         (iii) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement in which such Company or Subsidiary serves as a general partner or otherwise has unlimited liability, or any other material similar agreement or arrangement;

         (iv) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

         (v) any agreement relating to indebtedness for borrowed money or any guarantee or similar agreement or arrangement relating thereto, other than (A) any guarantees issued in the ordinary course of the financial guarantee business of the Companies and their Subsidiaries consistent with past practice and (B) any such agreement with, or relating to, an aggregate outstanding principal amount or guaranteed obligation not exceeding $10,000,000;

         (vi) any license, franchise or similar agreement material to the Companies and their Subsidiaries, taken as a whole;

         (vii) any agency, dealer, sales representative, marketing or other similar agreement material to the Companies and their Subsidiaries, taken as a whole;

         (viii) any agreement that restricts or prohibits any Company or any Subsidiary of any Company from competing with any Person in any line of business or from competing in, engaging in or entering into any line of business in any area and which would so restrict or prohibit any Company or any Subsidiary of any Company after the Closing Date;

         (ix)  any reinsurance treaty or any material
facultative reinsurance contract (in each case applicable to insurance in force);

         (x) any significant agreement containing "change in control" or similar provisions relating to change in control of any of the Companies or their Subsidiaries;

         (xi)  any powers of attorney other than those
entered into in the ordinary course of business in the surety bond business;

         (xii)  any "stop loss" agreements, other than
those entered into in the ordinary course of business consistent with past practice;

         (xiii)  any agreements (other than insurance
policies or other similar agreements issued by any Company or any Subsidiary of any Company in the ordinary course of its business) material to the Companies and their Subsidiaries taken as a whole pursuant to which any Company or any Subsidiary of any Company is obligated to indemnify any other person; or

         (xiv)  any agreement with Seller or any of its
Affiliates.

         (b) Seller has hereto fore furnished or made available to Buyer complete and correct copies of the contracts, agreements and instruments listed on Schedule
3.11, each as amended or modified to the date hereof
(including any waivers with respect thereto) (the
"Significant Agreements"). Except as specifically disclosed on Schedule 3.11, and except to the extent not material to the Companies and their Subsidiaries taken as a whole: each of the Significant Agreements is in full force and effect and enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity); neither Seller, nor any of the Companies nor any of their Subsidiaries has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Significant Agreements; no Significant Agreement is the subject of, or, to the knowledge of Seller, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding; with respect to any Significant Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Significant Agreement is exercised, neither Seller, nor any of the Companies nor any of their Subsidiaries has received any notice (written or oral), or otherwise has any knowledge, that any such Significant Agreement will not be so renewed or that any such extension option will not be exercised; and there exists no material event of default or occurrence, condition or act on the part of any Company or any Subsidiary of any Company or, to the knowledge of Seller on the part of the other parties to the Significant Agreements, which constitutes or would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Significant Agreements.

         3.12  Litigation.  Except as set forth on Schedule 3.12
               __________

and, in the case of clause (i) below only, except for any action, suit, investigation or proceeding that involves a claim under any insurance, reinsurance or indemnity policy, fidelity bond, surety bond or similar contract or undertaking issued or entered into by any Company or any Subsidiary of any Company, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Seller, any Company or any Subsidiary of any Company, threatened against, or affecting the properties of, any Company or any Subsidiary of either Company or any of their respective properties before any court or arbitrator or any governmental body, agency or official, and, to the best knowledge of Seller and the Companies, there is no reasonable basis for any such claim (i) in which the actual damages alleged or sought exceeds $1,000,000 or (ii) which alleges a course of conduct that is based on alleged facts that may give rise to a class action lawsuit or (iii) which alleges price-fixing, and in the case of (ii) and (iii), in Seller's judgment, there is a reasonable basis for the assertion of such claim or (iv) which alleges bad faith and, in the case of this clause (iv), in Seller's judgment, there is a reasonable possibility of ultimate liability in excess of $1,000,000 over any reserves which have been established as of the Balance Sheet Date in respect of such case. As of the date hereof and as of no other date, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Seller, threatened against, or affecting the property of either Company or any Subsidiary of either Company or any of their respective properties before any court or arbitrator or any governmental body, agency or official which challenges or seeks to prevent the transactions contemplated hereby. Except as disclosed in Schedule 3.12, neither Company nor any Subsidiary of any Company nor any of their respective properties is subject to any material order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated
hereby.   As used in this Section 3.12, "knowledge" of

Seller, any Company or any Subsidiary of any Company means the knowledge of the executive officers, the chief legal or compliance officers of the Seller or the Companies or the senior in-house counsel for property and casualty insurance matters of the Companies and their Subsidiaries.

         3.13  Compliance with Laws.  Except as set forth in
               ____________________
Schedule 3.13, the Companies and their Subsidiaries are and have at all times since January 1, 1993 been in compliance in all material respects with all applicable material laws, statutes, ordinances and regulations, whether foreign, Federal, state or local.

         3.14  Properties.  The Companies and their Subsidiaries
               __________

have good title to, or in the case of leased property have valid leasehold interests in, all of their respective property and assets (whether real or personal, tangible or intangible) except for imperfections in title or invalidities in leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected on the Unaudited September Balance Sheet. None of such property or assets is subject to any Liens, except:

         (i)  Liens reflected on the Unaudited September
Balance Sheet;

         (ii)  Liens for taxes not yet due or being
contested in good faith (and for which adequate accruals or reserves have been established on the Unaudited
September Balance Sheet); and

         (iii) Liens which do not, individually or in the aggregate, materially detract from the value reflected on the Unaudited

September Balance Sheet or materially interfere with any present or intended use of any material property or assets.

         3.15  Licenses and Permits; Policies; Regulatory
               ___________________________________________
Matters.  The Companies and their Subsidiaries and, to the
_______
knowledge of Seller and the Companies and their Subsidiaries, the significant agents of the Companies and their Subsidiaries, hold all material licenses, franchises, permits or other similar authorizations (the "Permits") necessary for the ownership and conduct of the respective businesses of the Companies, their Subsidiaries and such agents in each of the jurisdictions in which the Companies, their Subsidiaries and such agents conduct or operate their respective businesses in the manner now conducted, and such Permits are in full force and effect except where any failure to hold any Permit or any failure of any Permit to be in full force and effect would not, individually or in the aggregate, materially impair the ability of the Companies and their Subsidiaries, taken as a whole, to conduct their businesses. No material violations exist in respect of any material Permit of the Companies and their Subsidiaries and no proceeding or investigation is pending or, to the knowledge of Seller, threatened, that would be reasonably likely to result in the suspension, revocation or material limitation or restriction of any material Permit and, to the knowledge of Seller, the Companies and their Subsidiaries, there is no reasonable basis for the assertion of any such violation or the institution of any such proceeding. All insurance policies issued by each Company and each Subsidiary of each Company, as now in force are, to the extent required under applicable law, in a form acceptable to applicable regulatory authorities to the knowledge of Seller and the Companies and their Subsidiaries, or have been filed and not objected to by such authorities within the period provided for objection. Each Company and each Subsidiary of each Company has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by any Company or any Subsidiary of any Company, respectively, with any applicable Federal, state or local regulatory authorities, including, without limitation, state insurance regulatory authorities. All such reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable law in effect when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. Except as set forth on Schedule 3.15, all premium rates, rating plans and policy forms established or used by any Company or any Subsidiary of any Company that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved and comply in all material respects with the insurance laws applicable thereto and to the Seller's knowledge, no such premiums are subject to any review or investigation by any insurance regulatory authority. As used in this Section 3.15, "knowledge" of Seller, or any Company or any Subsidiary of any Company means the knowledge of the executive officers, the chief legal or compliance officers of the Seller or the Companies or the senior in-house counsel for property and casualty insurance matters of the Companies and their Subsidiaries.

         3.16  ERISA Representations.  (a)  Schedule 3.16(a)
               _____________________
identifies each Employee Plan. Seller has furnished or made available to Buyer copies of the

Employee Plans, summary plan descriptions, and, if applicable, related trust agreements, and all amendments thereto together with (i) the most recent annual report prepared in connection with any Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and (ii) the most recent actuarial valuation report prepared in connection with any Employee Plan.

         (b) There is no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, with respect to any pension plan of Seller or any ERISA Affiliate of Seller. Neither Seller nor any ERISA Affiliate of Seller has incurred, or reasonably expects to incur prior to the Closing Date (other than a liability for premiums under Section 4007 of ERISA), any liability under Title IV of ERISA that will not be satisfied in full as of the Closing Date.

         (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and has pending a request for a determination timely filed with the Internal Revenue Service in respect of compliance with the Tax Reform Act of 1986. Except as described in Schedule 3.16(c), each Employee Plan that is not a Multiemployer Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No Employee Plan is a Multiemployer Plan or a multiple employer plan (within the meaning of Section 413(c) of the Code).

         (d) Schedule 3.16(d)(i) identifies each Benefit Arrangement. Seller has furnished or made available to Buyer copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

         (e)  Each Employee Plan that is a "group health plan"
(as defined in Section 4980B of the Code) has been operated in material compliance with Section 4980B of the Code at all times.

         (f) With respect to any Employee Plan that provides disability benefits, the amounts accrued on the September Adjusted Balance Sheets in accordance with FAS 112 are reasonably sufficient to pay all future obligations to the Transferred Employees who are disabled as of the Balance Sheet Date.

         3.17  Environmental Matters.  (a)  Other than as may be
               _____________________

disclosed in the Environmental Reports or in Schedule 3.17, (i) there are no Hazardous Substances present on the current or former REO, the current or former Mortgaged Properties or the current or former Company Facilities requiring material remediation under Environmental Laws (provided that to the extent the foregoing representation relates to Hazardous Substances placed on former REO, former Mortgaged Properties or former Company Facilities by any third party subsequent to the date on which such properties were sold or otherwise transferred by any Company or any Subsidiary of any Company, as the case may be, to a Person other than any Company or any of its Subsidiaries, such representation is to the knowledge of Seller) and (ii) the

Companies and their Subsidiaries are in compliance in all material respects with all applicable Environmental Laws.

         (b) To the knowledge of Seller, other than as may be disclosed in the Environmental Reports or in Schedule 3.17, there has been (i) no written notice issued or threatened to be issued of a material claim against any Company or any Subsidiary of any Company arising under Environmental Laws concerning Hazardous Substances present on the current or former REO, the current or former Mortgaged Properties or the current or former Company Facilities; (ii) no written notice issued or threatened to be issued from a governmental authority alleging a material violation of Environmental Laws by any Company or any Subsidiary of any Company with respect to the ownership or operation of the REO or the Company Facilities; (iii) no written notice issued or threatened to be issued of a material claim against any Company or any Subsidiary of any Company alleging that it is liable under the Environmental Laws as a result of the treatment, storage, release, transportation, manufacture, installation, containment or disposal of Hazardous Substances at properties other than the current or former REO's, the current or former Mortgaged Properties, or the current or former Company Facilities; and (iv) no written notice issued or threatened to be issued of a material claim under any Environmental Law against any Company or any Subsidiary of any Company as a successor to any other Person.

         (c) Seller has made reasonable efforts to make available to Buyer for review and copying, all environmental reports in Seller's possession prepared for Seller, any Company or any Subsidiary of any Company by third party environmental consultants concerning the current REO, the current Mortgaged Properties or the current Company Facilities (the "Environmental Reports").

         (d) To the knowledge of Seller, other than as may be disclosed in Schedule 3.17, with respect to the current or former Mortgaged Properties, there have been no acts or omissions of any Company or any Subsidiary of any Company, in their capacity as lenders, prior to the Closing Date, on the basis of which Buyer, any Company or any Subsidiary of any Company has been found or would be found to be materially responsible or liable parties under Environmental Laws or relating to Hazardous Substances.

         (e) No representation in this Section 3.17 is intended to imply any representation as to any obligation or liability that the Companies or any of their Subsidiaries have or may have in connection with, as a result of or arising out of any insurance or reinsurance or indemnity policy, surety bond or similar contract or undertaking issued or entered into by any Company or any Subsidiary of any Company in the ordinary course of business.

         (f) To the knowledge of Seller, other than as may be disclosed in Schedule 3.17, the execution, delivery and performance by Seller of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official on the part of Seller or any of its Subsidiaries pursuant to any Environmental Law, other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have material adverse effect on the Companies and their Subsidiaries, taken as a whole.

         (g) Notwithstanding anything to the contrary in this Agreement, any and all representations, warranties, covenants and agreements of Seller contained in this Agreement with respect to any and all matters relating to Environmental Laws or Hazardous Substances are contained solely and exclusively in this Section 3.17.

         (h) As used in this Section 3.17, the term "the knowledge of Seller" means: (i) with respect to representations concerning the current or former REO, the actual current knowledge, without investigation, of any executive officer of Seller, any Company or any Subsidiary of any Company or of the regional asset manager of Seller or any Company or any Subsidiary of any Company directly responsible for the management of the REO's in such manager's region, (ii) with respect to representations concerning the current or former Mortgaged Properties, the actual current knowledge, without investigation, of any executive officer of Seller, any Company or any Subsidiary of any Company or of the regional investment manager of Seller or any Company or any Subsidiary of any Company directly responsible for the management of each loan secured by a Mortgaged Property in such manager's region, (iii) with respect to representations concerning the current or former Company Facilities, the actual current knowledge, without investigation, of any executive officer of Seller, any Company or any Subsidiary of any Company or of the environmental compliance officer of Seller or any Company or any Subsidiary of any Company responsible for overall environmental compliance matters concerning Company Facilities.

         (i) "Company Facilities" means any offices, buildings and other real property that are owned or leased by any

Company or any Subsidiary of any Company and that are used in the operation of the business of any Company or any Subsidiary of any Company. "REO" means the real property (including land and any buildings or other improvements thereon) owned by any Company or any Subsidiary of any Company but not used in the operation of the business of any Company or any Subsidiary of any Company. "Mortgaged Properties" means the real property (including land and any buildings or other improvements thereon) subject to a mortgage interest or other Lien held by or in favor of any Company or any Subsidiary of any Company (other than mortgages and liens associated with mortgage-backed securities or private placement bond investments made in the ordinary course of Seller's securities transactions).

         (j) "Environmental Laws" means any and all foreign, Federal, state or local statutes, laws, regulations, ordinances, rules or codes now in effect relating to the environment, to the effect of the environment on human health or safety or to the use, generation, manufacturing, treatment, disposal, storage, discharge or release of Hazardous Substances into the environment, including without limitation, ambient air, surface water, groundwater or land, or the remediation thereof.

         (k)  "Hazardous Substances" means any toxic,
radioactive, caustic or otherwise hazardous substance, including petroleum and its derivatives and by-products, or any substance having any constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

         3.18  Intercompany Accounts.  Schedule 3.18 contains a
               _____________________
complete list of (A) all intercompany balances and (B) all liabilities of the type referred to in Section 7.5(c), in each case as of the Balance Sheet Date between Seller or any of its Affiliates, on the one hand, and any Company or any Subsidiary of any Company, on the other hand. Except as disclosed on Schedule 3.18, since the Balance Sheet Date, there has not been any incurrence or accrual of liability (as a result of allocations or otherwise) by any Company or any Subsidiary of any Company to Seller or any of its Affiliates or other transaction between any Company or any Subsidiary of any Company and Seller or any of its Affiliates, except (i) in the ordinary course of business in accordance with past practice or (ii) as contemplated by this Agreement.

         3.19  No Representation with Respect to Reserves.
               __________________________________________
Notwithstanding any other Section or provision of this Article 3, except as set forth in this Section 3.19, Seller makes no representation or warranty that the liabilities for unpaid claims and claim expenses whether reported or incurred but not reported of the Companies and their Subsidiaries (the "Claims Provision") are adequate or sufficient. As of the date hereof, Seller has provided or made available to Coopers & Lybrand L.L.P., as consultant to Buyer, all material information in possession of Seller and which Seller reasonably believes is necessary in order for a reasonable evaluation of the adequacy and sufficiency of the Claims Provision relating to asbestos liabilities and environmental liabilities.

        3.20  Intellectual Property; Software.  (a)  The
              _______________________________
Companies and their Subsidiaries own or otherwise have rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Intellectual Property used in their respective businesses as currently conducted, and the consummation of the transactions contemplated hereby will not result in the loss of any such rights (or require the payment of any additional fees or royalties in order to maintain such rights); the use of any Intellectual Property by the Companies and their Subsidiaries does not infringe on or otherwise violate the rights of any Person; and to Seller's knowledge no person is challenging, infringing on or otherwise violating any right of any Company or any Subsidiary of any Company with respect to any Intellectual Property owned by and/or licensed to the Companies and their Subsidiaries. For purposes of this Agreement "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights, but shall not include Software. For purposes of this Agreement, "Software" shall mean all computer and telecommunication software including source and object code and documentation and any other media (including, without limitation, manuals, journals and reference books).

         (b) Except as set forth in Schedule 3.20, the Companies and their Subsidiaries own, or have valid and enforceable licenses or other rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions), all Software used in the conduct of their respective businesses as currently conducted; the use of the Software by the Companies and their Subsidiaries does not infringe on or otherwise violate the rights of any person; and to Seller's knowledge no person is challenging, infringing on or otherwise violating any right of any Company or any Subsidiary of any Company with respect to any Software used by the Companies and their Subsidiaries.

         3.21  Labor Matters.  Neither Company nor any
               _____________
Subsidiary of any Company is a party to any collective bargaining or other labor union contract and no collective bargaining agreement is being negotiated by any Company or any Subsidiary of any Company. Except as set forth in Schedule 3.21, Seller has no knowledge of any material activities or proceedings of any labor union to organize any employees of any Company or any Subsidiary of any Company. There is no material labor dispute, strike or work stoppage against any Company or any Subsidiary of any Company pending or, to Sellers's knowledge, threatened which may interfere with the respective business activities of the Companies or any of their Subsidiaries.

         3.22  Loans and Advances.  Except as set forth in
               ___________________
Schedule 3.22, neither of the Companies nor any of their Subsidiaries has any contractual commitment to make any loan, advance or capital contribution to, or investment in, any other
Person in excess of $100,000.

         3.23  All Assets Necessary.  Except as set forth in
               ____________________
Schedule 3.23, the Companies and their Subsidiaries own, lease or license all property and assets necessary to carry on their businesses and operations as presently conducted, all such assets and properties (other than as Buyer and Seller may mutually agree) will be conveyed to Buyer (either indirectly by means of the transfer of the Shares or through an Ancillary Agreement or as contemplated by Sections 5.11, 7.11 and 7.12) at the Closing and will as of the Closing (assuming Buyer were to elect to obtain the services and facilities made available to Buyer pursuant to the Ancillary Agreements and consents contemplated by Section 5.11 were obtained) permit Buyer to conduct such businesses and operations in the same manner as such businesses and operations have been conducted prior to the Closing.

         3.24  Certain Policies.  Subject to the qualifications
               ________________
set forth therein, Schedule 3.24 sets forth a brief description of all insurance policies written by or ceded to either of the Companies or any of their Subsidiaries with respect to any insured currently or formerly involved in the manufacture of tobacco products, or to the knowledge of Seller in research, development or providing technical advice or information with respect to the manufacture of tobacco products, including the name of the insured, the policy period and the policy limits. No notices have been received by Seller or the Companies or their Subsidiaries or claims made by the insured under any of such policies. Except as set forth in Schedule 3.24, each such policy for each insured contains a product liability exclusion, in the form set forth on Schedule 3.24, for each policy year. As used in this Section 3.24, "knowledge" of Seller means the knowledge of the executive officers, the chief legal or compliance officers of the

Seller or the Companies or the senior in-house counsel for property and casualty insurance matters of the Companies and their Subsidiaries.

         3.25  Disclosure.  No representation or warranty of
               __________
Seller contained in this Agreement (including the Schedules referenced herein) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of circumstances under which they were made, not misleading.

                            ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date (but as of no other dates unless expressly so stated) that:

         4.1  Corporate Existence and Power.  Buyer has been
              _____________________________
duly incorporated and is validly existing as an insurance corporation in good standing under the laws of Connecticut and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Buyer has heretofore delivered to Seller true and complete copies of its certificate of incorporation and by-laws as in effect on the date hereof.

         4.2  Corporate Authorization.  The execution, delivery
              _______________________
and, subject to the receipt of the approvals referred to in
Section 4.3, performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and when executed and delivered each Ancillary Agreement to which Buyer is a party will constitute, a valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and
(ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         4.3  Governmental Authorization.  The execution,
              __________________________
delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party require no action by or in respect of, or filing with, any governmental body, agency or official on the part of Buyer or any of its Subsidiaries other than (i) compliance with any applicable requirements of the HSR Act, (ii) approvals or filings under the insurance laws of the jurisdictions set forth in Schedule 4.3,
(iii) filings and notices not required to be made or given until after the Closing Date, (iv) filings, at any time, of tax returns, tax reports and tax information statements and (v) any such action or filing as to which the failure to make or obtain would not individually or in the aggregate be material.

         4.4  Non-Contravention.  Except as set forth in
              _________________
Schedule 4.4, the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party do not and will not (i) violate the certificate of incorporation or by-laws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree,
(iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any of its Subsidiaries or to a loss of any benefit to which Buyer or any of its Subsidiaries is entitled under, any material agreement or other instrument binding upon Buyer or any of its Subsidiaries or any material license, franchise, permit or other similar authorization held by Buyer or any of its Subsidiaries or (iv) result in the creation or imposition of any material Lien on any asset of Buyer or any of its Subsidiaries.

         4.5  Financing.  Buyer has, or will have prior to the
              _________
Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

         4.6  Purchase for Investment.  Buyer is purchasing the
              _______________________
Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, provided, however, that at or after the Closing Buyer may issue or sell debt or equity securities of the Companies or their Subsidiaries in connection with the financing of its acquisition of the Shares. Any such issuance or sale will be effected in compliance with all applicable securities laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the Shares and is capable of bearing the economic risks of such investment.





















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


                           ARTICLE 5
                      COVENANTS OF SELLER

         Seller agrees that:

         5.1  Conduct of the Companies.  Except as otherwise
              ________________________
expressly provided in this Agreement, during the period from the date hereof to the Closing, Seller will cause the Companies and their Subsidiaries to conduct their operations according to their ordinary course of business consistent with past practice, will cause the Companies and their Subsidiaries to use their reasonable best efforts to preserve intact their respective business organizations, generally to keep available the services of their respective officers and employees and generally to maintain existing relationships with agents, licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with them, and will cause the Companies and their Subsidiaries, to the extent permitted by applicable law, to confer with Buyer on a regular basis and confer with Buyer on significant operational matters and material decisions affecting the business of the Companies and the Subsidiaries. Without limiting the generality of the foregoing, as promptly as practicable following the date hereof, Seller shall establish an interim transition committee (the "Transition Committee") which shall meet on a regular basis to review the financial and operational affairs of the Companies and their Subsidiaries. Such review shall be conducted in accordance with applicable law and shall not cover current or future pricing of specific products, marketing or strategic plans, specific breakdowns of sales by customers, or plans to introduce new competitive products. A majority of the Transition Committee shall consist of senior officers of the Companies designated by

















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


Seller (including their respective chief executive and chief financial officers) and one or more representatives of Seller. The Transition Committee shall also include two individuals designated by Buyer. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth in Schedule 5.1, Seller will cause each of the Companies and each Subsidiary of any Company not to, without the prior written consent of Buyer:

         (a)  amend its certificate of incorporation or by-laws;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities;

         (d)(i) incur any indebtedness for borrowed money (except for short term indebtedness incurred in the ordinary course of business consistent with past practice pursuant to existing lines of credit or extensions or renewals thereof) or issue any debt securities or, except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other Person; (ii) make any loans, advances or capital contributions to, or investments in, any other Person
















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(other than (A) to wholly owned Subsidiaries of the Companies,
(B) subject to Section 7.11, investments in the ordinary course of business consistent with past practice, (C) loans to agents in the ordinary course of business consistent with past practice not exceeding $500,000 aggregate principal amount to all agents or (D) pursuant to the terms of the agreements listed in
Schedule 5.1), in excess of $100,000; (iii) pledge or otherwise encumber shares of its capital stock; (iv) enter into or invest in any derivative financial instruments except in the ordinary course of business consistent with current investment and risk management policies; or (v) except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

         (e) to the extent payable directly or indirectly by any Company or any Subsidiary of any Company: enter into, adopt or (except as may be required by law or the terms of any such arrangement) terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee engaged in Seller's property and casualty insurance business, amend any such arrangement as it relates to such directors, officers or employees or (except for increases in base compensation in the ordinary course of business consistent with past practice, but in no event greater than 4 1/2% in the aggregate on a per annum basis for all such individuals as a group) increase in any manner the compensation



















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


or benefits of any director, officer or employee engaged in Seller's property and casualty insurance business or, with respect to any director or officer engaged in Seller's property and casualty insurance business, pay any benefit not required by any plan or arrangement as in effect as of the date hereof or, with respect to any employee engaged in Seller's property and casualty insurance business who is not an officer or director, pay any benefit other than in the ordinary course of business consistent with past practice in accordance with plans or arrangements in effect as of the date hereof (including, without limitation, with respect to any such director, officer or employee, the granting of stock options, restricted stock, stock appreciation rights or performance units); provided that Buyer agrees it will not unreasonably withhold its consent, if requested by Seller, to transactions proposed under this paragraph (e) (other than increases in base compensation);

         (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business (including, without limitation, any assets which are not primarily related to the property and casualty insurance business conducted by the Companies and their Subsidiaries) or any assets which in the aggregate are material to the Companies and their Subsidiaries, taken as a whole, or enter into any contract, agreement, commitment or transaction with respect thereto outside the ordinary course of business consistent with past practice;

         (g) change any of the accounting principles, practices, methods or policies (including, without limitation, any reserving methods, practices or policies) used by it, except as may be required as a result of a change in law, SEC guidelines or GAAP or SAP;



















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


         (h) change the method of determining the GAAP reserves for any guaranty fund assessment, second injury fund assessment, special insurance assessment or similar assessment or tax;

         (i) (i) acquire (by merger, consolidation, or acquisition of stock or assets, but excluding foreclosure) any corporation, partnership or other business organization or division thereof; (ii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,500,000; (iii) settle any litigation existing as of the Balance Sheet Date for amounts more than $1,500,000 above held reserves existing as of the Balance Sheet Date; (iv) settle any litigation commenced after the Balance Sheet Date for amounts more than $1,500,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (j) make any Tax election or settle or compromise any Tax liability, other than in the ordinary course of business and as limited by Article 8 hereof or enter into any tax sharing agreements or arrangements with any party, or amend or modify the Tax Sharing Agreement in a manner which adversely affects any of the Companies or their Subsidiaries;

         (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Companies and their Subsidiaries or incurred in the ordinary course of business consistent with past practice;

















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


         (l) terminate, or in any manner material thereto modify, amend or waive compliance with, any provision of any of the Significant Agreements;

         (m) change its underwriting standards or practices in any material way;

         (n) (i) enter into any facultative reinsurance contract other than in the ordinary course of business consistent with past practice; (ii) commute any reinsurance contract (provided that Buyer will not unreasonably withhold its consent to any of the transactions specified in the foregoing clauses (i) and (ii) and provided further that Seller may cause ACSC to enter into an excess of loss reinsurance contract with a term of up to one year, provided that Seller agrees to use its best efforts to negotiate with the other party to such contract to provide for a shorter term, such term to be as close to six months as is reasonably practicable); or (iii) without giving Buyer at least 10 business days' prior written notice thereof, enter into any treaty reinsurance contract;

         (o) effect any material or unusual insurance transaction other than in the ordinary course of business consistent with past practice;

         (p) significantly change the compensation structure of, or other benefits available to, any of its significant agents or to its agents generally;

         (q) make any investment in Company Investment Assets other than in accordance with Seller's investment policies set forth in Schedule 3.9(xiii);

         (r) with respect to any leased facility shared by Seller or any of its Affiliates, on the one hand, and any Company or any Subsidiary of any Company, on the other hand, in which the Companies and their Subsidiaries occupy less than

50% of such facility as of the date hereof, enter into or renew any lease or other arrangement in the name of any Company or any Subsidiary of any Company relating to such facility;

         (s) effect any transactions with Seller or any of its Affiliates, other than pursuant to arrangements existing as of the date hereof;

         (t) except to the extent permitted by paragraphs (a) through (r) above, enter into any agreement of the type described in Section 3.11(a)(i), (ii), (iii), (vi), (vii),
(viii), (x), (xi), (xii) or (xiii); or

         (u) take, or agree in writing or otherwise to take, any of the actions described above in this Section 5.1.

         5.2  Access to Information.  From the date hereof until
              _____________________

the Closing Date, subject to the terms of the Confidentiality Agreement referred to in Section 6.1, any applicable contractual restrictions and applicable legal privileges, and to the extent applicable law would not thereby be violated Seller will (i) give, and will cause the Companies and their Subsidiaries to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access, upon reasonable prior notice and during normal business hours, to the offices, properties, books and records of the Companies and each of their Subsidiaries and to the books and records of Seller relating to the Companies and their Subsidiaries, (ii) furnish, and will cause the Companies and their Subsidiaries to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Companies or any of their Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and


















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


financial advisors of Seller or the Companies or any of their Subsidiaries to cooperate with Buyer in its investigation of the Companies or any of their Subsidiaries; provided that this
Section 5.2 shall not obligate Seller to provide or make available to Buyer any employee medical records; provided, further, that to the extent contractual restrictions limit Seller's ability to take any of the actions set forth in this
Section 5.2, Seller shall use its best efforts to obtain any necessary contractual consent or accommodate any reasonable request by Buyer with respect to such action by alternative means and provided, further, that to the extent applicable legal privileges or applicable laws limit Seller's ability to take any of the actions set forth in this Section 5.2, Seller shall use its best efforts to accommodate any reasonable request by Buyer with respect to such action by alternative means.

5.3  Notices of Certain Events.  Seller shall promptly
     _________________________
notify Buyer of:

    (a) any notice or other communication received by Seller from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication received by Seller relating to the transactions contemplated by this Agreement and any other significant notices or other communications from any governmental or regulatory agency or authority; and

    (c) any actions, suits, claims, investigations or proceedings commenced or, to Seller's knowledge threatened against, relating to or involving or otherwise affecting Seller, the Companies or any

















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


Subsidiary of any of the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

         5.4  Resignations.  Seller will deliver to Buyer the
              ____________
resignations of all officers and directors of the Companies and each Subsidiary of any of the Companies who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with each of the Companies and each Subsidiary of any of the Companies at or prior to the Closing Date.

         5.5  Covenant Not to Compete.  For a period of five
              _______________________
years after the Closing, Seller will not, and will cause its Affiliates not to, engage, directly or indirectly, in any business in the United States, Canada or the United Kingdom that competes with any of the businesses of the Companies and their Subsidiaries as conducted in such countries as of the Closing; provided that Seller and its Affiliates shall not be prohibited
________
from engaging in any such businesses to the extent that such business is (a) incidental to any business that does not otherwise primarily compete with any of the businesses of the Companies and their Subsidiaries as conducted in such countries as of the Closing, (b) an integral part of any such business of Seller and its Affiliates and (c) reasonably necessary to be competitive with respect to any such business of Seller and its Affiliates; and provided further that Seller and its Affiliates
                ________ _______
shall not be prohibited from conducting any of the activities set forth in Schedule 5.5.




















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


         5.6  No Solicitation.  Seller will immediately cease
              _______________
any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). Seller shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its Subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of a substantial percentage of shares of capital stock or similar transactions involving any of the Companies or their Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal or (iii) agree to or approve any Acquisition Proposal. Seller shall notify Buyer immediately (and no later than 24 hours) after receipt by Seller of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Companies or any of their Subsidiaries by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally (and confirmed in writing) and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

         5.7  Certain Other Transactions.  (a) At or prior to
              __________________________
Closing, Seller will either (i) enter into a novation whereby Seller substitutes itself or one of its Affiliates for ACSC as assuming reinsurer under the Aggregate Excess Reinsurance Agreement


















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


between ACSC and Aetna ReInsurance (U.K.) Ltd. dated May 28, 1993 (the "Aetna Re U.K. Stop Loss") and Aetna ReInsurance (U.K.) Ltd. releases ACSC from all liability thereunder; or (ii) otherwise indemnify Buyer to the extent that the amount paid by ACSC under the Aetna Re U.K. Stop Loss exceeds the amount reflected as a reserve (which Seller represents will not exceed $35,700,000) on the September Audited GAAP Balance Sheet for liabilities or potential liabilities under such agreement. In the event Seller elects to substitute itself or one of its Affiliates for ACSC as assuming reinsurer under the Aetna Re U.K. Stop Loss, the consideration for such novation will be an amount equal to ACSC's held reserve level relating to the Aetna Re U.K. Stop Loss at the time of such novation. Subject to receipt of any necessary regulatory approvals, such amount will be paid to the assuming company by ACSC as reflected on the September Audited Balance Sheet. In the event that Seller elects to indemnify Buyer pursuant to clause (ii) of the first sentence of this Section 5.7(a), to the extent that the amount paid by ACSC under the Aetna Re U.K. Stop Loss is less than the amount reflected as a reserve on the September Audited GAAP Balance Sheet for liabilities or potential liabilities under such agreement, Buyer shall pay such amount to Seller.

         (b) At or prior to the Closing, Seller will (i) cause Aetna Life Insurance Company of Illinois ("ALOI") to be substituted for Aetna Casualty & Surety Company of Illinois ("AC&S of Illinois") as reinsurer under the original cession from ALOI to AC&S of Illinois of Aetna Life Insurance Company's long-term disability and credit/mortgage disability business, and AC&S of Illinois will be released from all liabilities thereunder and (ii) take all other actions necessary to




















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


ensure that, following the Closing, neither Company nor any Subsidiary of any Company shall have any liability with respect to any such agreements.

         5.8  Confidentiality Agreements.  Seller agrees that,
              __________________________
without Buyer's consent, after the date hereof and until the expiration of such agreements, it will not terminate, amend, waive or modify any provision of any confidentiality agreement pursuant to which information was provided to any Person (other than Buyer) with respect to the Companies or their Subsidiaries or their businesses and operations. Seller shall, at Buyer's expense, take all action reasonably requested by Buyer to enforce the terms of each such confidentiality agreement.

         5.9  Other Financial Statements.  (a)  As promptly as
              __________________________
practicable after the date hereof, but in no event later than 60 days after the date hereof, Seller will prepare or cause to be prepared and delivered to Buyer, together with unqualified reports of KPMG Peat Marwick LLP thereon, (i) an audited combined balance sheet of the Companies and their Subsidiaries as of September 30, 1995 (the "September Audited GAAP Balance Sheet") and audited combined statements of results of operations and cash flows of the Companies and their Subsidiaries for the nine months ended September 30, 1995, in each case prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the audited financial statements referred to in Section 3.8(a), and (ii) an audited combined balance sheet of the Companies and their Subsidiaries as of September 30, 1995 (the "September Audited SAP Balance Sheet" and, together with the September Audited GAAP Balance Sheet, the "September Audited Balance Sheets") and an audited combined statement of results of operations of the Companies and their Subsidiaries for the nine months ended September 30, 1995, in each case prepared in accordance with SAP applied on a basis consistent with that used in the preparation of the audited financial statements referred to in Section 3.8(b).

           (b) The September Audited Balance Sheets shall be accompanied by a schedule reflecting the balance sheet adjustments described in Schedule 5.9. The September Audited GAAP Balance Sheet, as so adjusted, is referred to herein as the "September Adjusted GAAP Balance Sheet," the September Audited SAP Balance Sheet, as so adjusted, is referred to herein as the "September Adjusted SAP Balance Sheet," and the September Adjusted GAAP Balance Sheet and the September Adjusted SAP Balance Sheet, collectively, are referred to herein as the "September Adjusted Balance Sheets." The report of KPMG Peat Marwick LLP referred to in Section 5.9(a) shall state that such firm has reviewed such adjustments. All audited financial statements delivered pursuant to this Section 5.9 will be audited in accordance with generally accepted auditing standards.

           (c) As promptly as practicable after December 31, 1995, but in no event later than March 15, 1996, Seller will prepare or cause to be prepared and delivered to Buyer, together with unqualified reports of KPMG Peat Marwick LLP thereon, (i) an audited combined balance sheet of the Companies and their Subsidiaries as of December 31, 1995 and audited combined statements of results of operations and cash flows of the Companies and their Subsidiaries for the year ended December 31, 1995, in each case prepared in conformity with GAAP consistently applied and (ii) an audited combined balance sheet of the Companies and their Subsidiaries as of December 31, 1995 and an audited combined statement of results of operations of the Companies and their Subsidiaries for the year ended December 31, 1995, in each case prepared in conformity with SAP consistently applied.

           (d) As promptly as practicable after the Closing, but in no event later than 60 days after the Closing, Seller will prepare or cause to be prepared and delivered to Buyer, together with unqualified reports of KPMG Peat Marwick LLP thereon, (i) an audited combined balance sheet of the Companies and their Subsidiaries as of the Closing Date, if the Closing Date is the last day of a calendar month, or if the Closing Date is not the last day of a calendar month, as of the last day in the calendar month immediately preceding the calendar month in which the Closing occurs (such date, the "Deemed Closing Date") (the "Closing Date GAAP Balance Sheet") and audited combined statements of results of operations and cash flows of the Companies and their Subsidiaries for the period beginning on the January 1st next preceding the Deemed Closing Date and ending on the Deemed Closing Date, in each case prepared in conformity with GAAP consistently applied and (ii) an audited combined balance sheet of the Companies and their Subsidiaries as of the Deemed Closing Date and an audited combined statement of results of operations of the Companies and their Subsidiaries for the period beginning on the January 1st next preceding the Deemed Closing Date and ending on the Deemed Closing Date, in each case prepared in conformity with SAP consistently applied. In addition, from and after the date hereof until the Closing Date, Seller will prepare or cause to be prepared and, to the extent permitted by applicable law, delivered to the members of the Transition Committee the same periodic unaudited financial information relating to the Companies and their Subsidiaries which is provided to the senior management



















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


of Seller and the Companies. Buyer shall bear 100% of the cost of the audit of the financial statements as of and for the period ending on the Deemed Closing Date referred to in this Section, and Seller shall bear 100% of the cost of the audit of all other financial statements and information referred to in this Section.

           (e) As promptly as practicable after December 31, 1995, but in no event later than March 15, 1996, Seller will deliver to Buyer copies of the Companies' and their Subsidiaries' respective annual statements for the fiscal year ended December 31, 1995, in the forms filed with the Regulators in their respective jurisdictions of domicile.

         5.10  1992 Audit.  Seller shall cause to be prepared
               __________
and delivered to Buyer, as promptly as practicable, but in no event later than December 31, 1995, audited combined statements of results of operations and cash flows of the Companies and their Subsidiaries for the year ended December 31, 1992, prepared in accordance with GAAP consistently applied, together with the unqualified reports of KPMG Peat Marwick LLP thereon. Buyer shall bear 100% of the cost of the audit of the financial statements referred to in this Section.

         5.11  Use of Computer Software.  (a) Prior to the
               ________________________
execution hereof, Seller and the Companies have entered into the Software License Agreement annexed hereto as Exhibit 5.11 (the
"Software License Agreement").

           (b) With respect to all Software not owned by Seller but which is presently used in the operation of the business of any of the Companies or their Subsidiaries as that business is conducted as of the date hereof, Seller shall use its best efforts, prior to Closing, to transfer or procure from the necessary third parties
















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


an enforceable license with terms and conditions of like tenor to those that are currently enforced against Seller. Seller and Buyer shall share all costs and expenses in excess of ongoing royalty obligations incurred in connection with the transfer or license to the Companies and their Subsidiaries of all such Software, including, but not limited to, payment of any transfer or license fees or similar costs, in accordance with the last sentence of this paragraph (b). In the event that Seller is unable to effect the transfer or license to the Companies and their Subsidiaries of any such Software, Seller shall continue following the Closing to use its best efforts to effect such transfer or license in accordance with this Section 5.11, and shall in the interim make arrangements for the provision of replacement Software to the Companies and their Subsidiaries as of the Closing, which replacement software shall be reasonably acceptable to Buyer, the cost of which arrangements shall be shared by Seller and Buyer as provided in the following sentence. Seller shall pay 80%, and Buyer shall pay 20%, of the first $10 million of any costs and expenses referred to in this paragraph (b), and Seller and Buyer shall share equally in any such costs and expenses in excess of $10 million.

           (c) From the date hereof and prior to the Closing, Seller agrees that to the extent it develops, acquires or licenses any Software that is used in the operation of the business of the Companies and their Subsidiaries, any such Software owned exclusively by Seller shall be licensed to the Companies and their Subsidiaries prior to the Closing on the same terms and conditions as set forth in the Software License Agreement, and any such Software not owned exclusively by Seller shall be licensed directly by one or more of the Companies and the Subsidiaries.



















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


           (d) To the extent that Seller or the Companies or the Subsidiaries of the Companies negotiate or renegotiate licenses, leases, extensions of leases, purchases or sales of Software referred to in paragraphs (b) and (c) above, Seller shall notify Buyer of such discussions and Buyer and Seller will jointly participate in such negotiations or renegotiations as long as Seller has ongoing obligations under this Section 5.11.

           Section 5.12  Aetna Casualty Company.  Seller will
                         ______________________
use its best efforts to change, as soon as practicable after the Closing Date consistent with any required regulatory approvals, the corporate name of "Aetna Casualty Company" to a name which may include the word "Aetna" but shall not include the word "Casualty" or "Surety."


                              ARTICLE 6

                          COVENANTS OF BUYER

         Buyer agrees that:

         6.1  Confidentiality.  All information provided to
              _______________
Buyer or any of the Persons referred to in Section 5.2 will be treated as if provided under the Confidentiality Agreement, dated October 2, 1995, between Seller and Buyer (the
"Confidentiality Agreement").

         6.2  Post-Closing Access.  Buyer will cause the
              ___________________
Companies and each of their Subsidiaries, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access, upon reasonable prior notice and during normal business hours, to their offices, properties, books, records, employees and auditors to the

















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extent reasonably necessary to permit Seller to determine any matter relating to its ownership of the Companies prior to the Closing Date.

         6.3  AmRe Agreement.  If, at any time after the Closing
              ______________

Date and for so long as the AmRe Agreement is in effect, the rating of ACSC or such other Person which is the primary obligor (the "Obligor") under the Aggregate Excess of Loss Reinsurance Agreement between ACSC and American Re-Insurance Company dated September 30, 1992 (the "AmRe Agreement") as determined by A.M. Best falls below "A-" or its equivalent (or, if A.M. Best shall cease to publish ratings of insurance companies, an equivalent claims paying rating by a nationally recognized rating agency) (an "Adequate Rating"), Buyer shall promptly inform Seller of such fact and, at Buyer's option, shall (i) cause the Obligor to establish and fund a trust (satisfying the requirements of Regulation 113 of the New York Insurance Department or any successor provision thereto) with cash or cash equivalents in an amount equal to the Termination Account from time to time as provided in Article XIII of the AmRe Agreement (the "Termination Account") with the assets of such trust to be held and used solely for the purpose of satisfying the obligations of the Obligor under the AmRe Agreement, (ii) cause the parent company of the Obligor which is the immediate parent company of the property and casualty insurance operations of Buyer (the "Immediate Parent") to unconditionally guarantee the obligations of the Obligor under the AmRe Agreement (provided that if any such Immediate Parent ceases to be such, Buyer shall again have the obligation to elect one of the alternatives in clause (i),
(ii) (with respect to the then Immediate Parent), or (iii) of this sentence, subject to the last sentence of this Section 6.3) or (iii) obtain



















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an unconditional letter of credit in favor of Seller in an
amount not less than the Termination Account issued by a bank organized under the laws of the United States with combined capital and surplus of at least $3,000,000,000 and having a long-term deposit rating of "A+" or "A-1" or better from Standard & Poor's Corporation or Moody's Investor Services, Inc., respectively, which letter of credit would be drawn on solely for the purpose of satisfying the obligations of the Obligor under the AmRe Agreement. Buyer's obligation under the first sentence of this Section 6.3 shall terminate, and any existing trust, guarantee or letter of credit will be terminated at the election of the Obligor, at such time as the Obligor regains an Adequate Rating; provided that Buyer's obligation
                            ________
under this Section 6.3 shall again be reinstated at any time such obligation is required in accordance with the first sentence of this Section 6.3.


                              ARTICLE 7

                    COVENANTS OF BUYER AND SELLER

         Buyer and Seller agree that:

         7 .1  Reasonable Efforts.  Subject to the terms and
               __________________
conditions of this Agreement, Buyer and Seller will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer and Seller will promptly, and in any event within 30 days of the date hereof, prepare and file all applications, notices, consents and other documents necessary or advisable to obtain the regulatory approvals

















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specified in Schedule 4.3 and Schedule 3.3, respectively,
promptly file all supplements or amendments thereto and use reasonable efforts to obtain the regulatory approvals specified in Schedule 4.3 and Schedule 3.3 as promptly as practicable. Buyer and Seller will provide each other and their counsel the opportunity to review in advance and comment on all such filings. Buyer and Seller will keep each other informed of the status of matters relating to obtaining the regulatory approvals specified in Schedule 4.3 and Schedule 3.3. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Companies and each Subsidiary of any of the Companies to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         7.2  Certain Filings.  Seller and Buyer shall cooperate
              _______________

with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and reasonably seeking to obtain in timely fashion any such actions, consents, approvals or waivers.

         7.3  Public Announcements.  The parties agree to
              ____________________
consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be


















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required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         7.4  Trademarks; Trade Names.  (a)  Prior to the
              _______________________
execution hereof, the Companies and Seller have entered into the license agreement attached hereto as Exhibit 7.4(a) (the
"License Agreement"). Prior to the execution hereof, the Companies and Seller have also entered into the assignment agreement attached hereto as Exhibit 7.4(b) (the "Assignment
Agreement").

           (b) After the Closing, Buyer will not, and will not permit the Companies or any of their Subsidiaries to, use any of Seller's other logos, marks or names not specifically licensed or assigned by the License Agreement or the Assignment Agreement giving effect to any updates to the schedules thereto as provided therein.

           (c) On or before the expiration of the term of the License Agreement, Buyer will cause each of the Companies and their Subsidiaries, to the extent necessary, to file with the applicable governmental body, agency or official amendments to the Companies' or such Subsidiaries' articles or certificate of incorporation to delete from its name the word "Aetna" and any marks and names derived therefrom and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause each such amendment to become effective.

           (d) Seller agrees to cooperate with Buyer in connection with all regulatory matters relating to the License
Agreement and the Assignment Agreement.

















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           (e)  After the Closing, Buyer will cause the
Companies and their Subsidiaries to use the marks and names licensed to them pursuant to the License Agreement only in connection with one or more of Buyer's existing names or marks.

           (f) Notwithstanding any provision in this Agreement or the License Agreement to the contrary, following the Closing, the Companies and their Subsidiaries may continue to use signs, labels, containers, stationery, forms (including policy forms) and other printed material or matter which are included as of the Closing in the assets or inventory of any Company or any Subsidiary of any Company; provided that Buyer shall (i) use its
                           ________

reasonable efforts to deplete the supply of such materials (excluding signs) containing or bearing the trademarks, trade names and service marks listed on Schedule B to the License Agreement as soon as practicable in the ordinary course of business, but in no event later than six months after the Closing Date and (ii) as promptly as practicable following the Closing, remove any such signs which contain or bear any of the trademarks, trade names and service marks listed on Schedule B to the License Agreement.

          7.5  Intercompany Accounts.  (a)  All intercompany
               _____________________
accounts (other than those under or relating to reinsurance contracts and arrangements to the extent not then due and payable) between Seller or any of its Affiliates, on the one hand, and any Company or any Subsidiary of any Company, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section 7.5. At least five business days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances


















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based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances shall be paid in full in cash prior to the Closing. Except as contemplated by Section 5.7 and Section 7.12, all intercompany reinsurance agreements shall remain in effect and shall be performed and settled in accordance with their respective terms.

           (b) As promptly as practicable, but no later than 60 days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a statement setting out in reasonable detail the calculation of such intercompany account balances as of the Closing Date (giving effect to any settlement under subsection (a) and any other payments in respect thereof).
Buyer and Seller shall cooperate in the preparation of any such calculation including the provision of supporting documentation to verify the underlying intercompany charges, transaction and payments. If Buyer disagrees with Seller's calculation of such intercompany balances, Buyer may, within 30 days after delivery of such statement, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount. If Buyer and Seller are unable to resolve such disagreement within 30 days thereafter, such disagreement shall be resolved by the Independent Accountants. The net amount of any such intercompany balance shall be paid in cash promptly thereafter, together with interest thereon from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the three-month London Interbank Offered Rate (as published in The Wall Street Journal on the Closing Date) plus 40 basis



















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


points. Such interest shall be payable at the same time as the payable to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

           (c)  Liabilities of the Companies and their
Subsidiaries reflecting allocations of certain expenses of Seller and its Affiliates set forth on Schedule 7.5(c) shall be settled in the manner contemplated by Section 7.5(a) and (b) with respect to intercompany accounts.

         7.6  Non-Solicitation of Employees.  (a)  For a period
              _____________________________
commencing on the date hereof through the second anniversary of the Closing Date, (i) neither Seller nor any of its Affiliates shall affirmatively seek to hire any officer or key employee of the Companies or any Subsidiary whose annual base salary as of the date hereof equals or exceeds $75,000 in any capacity whatsoever without the express written consent of Buyer, and
(ii) none of Buyer or any of its Affiliates shall affirmatively seek to hire any officer or key employee of Seller whose annual base salary as of the date hereof equals or exceeds $75,000 and with whom Buyer had significant contact in connection with the transactions contemplated hereby in any capacity whatsoever without the express written consent of Seller.

           (b) For a period commencing on the date hereof through the second anniversary of the termination of this Agreement pursuant to Section 12.1, none of Buyer or any of its Affiliates shall (x) affirmatively seek to hire in any capacity whatsoever any officer or key employee of the Companies whose annual base salary as of the date hereof equals or exceeds $75,000 and with whom Buyer had significant contact in connection with the transactions contemplated hereby or (y) while any such


















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


officer or key employee is employed by Seller or any of its Affiliates in a position having greater or substantially the same level of compensation and responsibility as the position with the Companies held by such officer or key employee on the date hereof, hire any such officer or key employee in any capacity whatsoever without, in either case (x) or (y), the express written consent of Seller.

           (c)  Seller recognizes that the provisions of clause
(a)(i) of this Section 7.6 are reasonable and necessary for Buyer's protection and Buyer recognizes that the provisions of clause (a)(ii) and paragraph (b) of this Section 7.6 are reasonable and necessary for Seller's protection, and Seller and Buyer acknowledge that any breach of Section 7.6(a) or (b) will cause irreparable injury to Seller or Buyer, as the case may be, which injury will not be reasonably measurable or compensable by money damages. Accordingly, each of the parties hereto agrees that it shall be entitled without posting any bond to an injunction or injunctions to prevent breaches of the provisions of paragraphs (a) and (b) of this Section 7.6 and to enforce specifically the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction in addition to any other remedy to which such party may be entitled at law or equity.

           (d) If any provision of this Section 7.6 is held unenforceable because of the scope or duration of its applicability, the court making such determinations shall have the power to modify such scope or duration and such provisions shall then be applicable in such modified form.

         7.7  Real Estate.  Seller and the Companies shall enter
              ___________

into a sublease, effective as of the Closing Date, providing for the sublease by one or both of the
















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


Companies of Seller's "CityPlace" facility and the lease by one or both of the Companies of Seller's Windsor facility, which sublease and lease shall have the principal terms set forth on
Exhibit 7.7.

         7.8  Transition Agreements.  At the Closing, Seller,
              _____________________
Buyer and, as applicable, the Companies and their Subsidiaries will enter into transition agreements having the principal terms set forth in Exhibit 7.8.

         7.9  Post-Closing Access.  From and after the Closing
              ___________________
Date, Seller shall retain the originals of all records of the Companies and their Subsidiaries concerning Taxes for which Seller is responsible hereunder. To the extent permitted by applicable law, Seller shall at Closing provide to Buyer copies (or at its election originals) of all of the personnel, payroll, accounting and tax records (other than consolidated tax returns, consolidated accounting records and consolidated financial statements of Seller) of the Companies and their Subsidiaries that heretofore have been maintained by Seller. Seller shall cause all other books and records of the Companies and their Subsidiaries, whether currently maintained by the Seller, any Company or any Subsidiary of any Company, or a third party, to be available on the premises of the applicable Company or Subsidiary on the Closing Date. To the extent permitted by applicable law, Seller will, on and after the Closing Date, afford promptly to Buyer and its agents reasonable access, upon reasonable prior notice and during normal business hours, to its offices, properties, books, records, employees and auditors to the extent reasonably necessary to permit Buyer to determine any matter relating to the business of the Companies prior to the Closing Date. Buyer may, at its own expense, make such copies of and excerpts from such books and


















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


records as it may deem necessary for the preparation of tax or regulatory reports or other purposes permitted hereby. Seller shall maintain all such books and records for the period required by law. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Companies or any Subsidiary of the Companies provided to it by Buyer pursuant to Section 6.2.

         7.10  Supplemental Disclosure.  Each of Seller and
               _______________________
Buyer shall have the continuing obligation promptly to advise the other with respect to (i) any material matter hereafter arising and (ii) any material matter hereafter discovered which, in the case of a matter being disclosed pursuant to clause (i) hereof if existing at the date hereof or, in the case of a matter being disclosed pursuant to clause (ii) hereof, if known at the date hereof would have been required to be set forth or described in the respective Schedules provided by them; provided, however, that for the purpose of the rights and
________  _______
obligations of the parties hereunder, any such supplemental or amended disclosure by any party shall not be deemed to have been disclosed as of the date hereof, to constitute part of, or an amendment or supplement to, such Party's Schedules or cure any breach or inaccuracy of a representation or warranty unless so agreed to in writing by the other party. If prior to the Closing Seller or Buyer becomes aware of a breach or inaccuracy of a representation or warranty made by it herein, such party shall use its best efforts to cure such breach or inaccuracy as




















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


promptly as practicable; provided, however, that no such cure
                         ________  _______
will relieve such party of any liability for such breach or inaccuracy.

         7.11  Investment Portfolio; Real Estate Transactions.
               ______________________________________________
(a) From the date of this Agreement until the Closing Date, Buyer and Seller agree that (i) the investment portfolio of the Companies and their Subsidiaries consisting of bonds, notes, debentures and all other instruments of indebtedness, excluding mortgage loans, but including mortgage-backed securities ("Bond Portfolio"), shall be invested and managed at the direction of Buyer; provided that such investment and management shall be consistent with the existing investment guidelines of the Companies and their Subsidiaries set forth in Schedule 3.9(xiii), except that investments in U.S. Treasuries/Agencies may be increased to a level up to 40% of invested assets, provided that with respect to the additional 20% allowance being
________

provided herein, the duration of such additional 20% shall not exceed an average of 5.0 years and provided further that no tax
                                   ________ _______
exempt securities shall be purchased other than to replace tax exempt securities that are sold or redeemed or mature; and (ii) the equity investment portfolio of the Companies and their Subsidiaries consisting of the securities listed on Schedule 7.11(a) ("Equity Portfolio") shall be managed at the direction of Seller. Transactions involving real estate investments, mortgage loans and other Company Investment Assets not including the Bond Portfolio or the Equity Portfolio shall be managed at the direction of Seller, in consultation with Buyer. Subject to the foregoing, Seller shall effect the actual execution of transactions for all Company Investment Assets. To the extent that investment holdings at September 30, 1995 are at levels outside the existing investment guidelines of the Companies and their


















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


Subsidiaries, no action is required pursuant to this Agreement to change the levels of such holdings.

         (b) Seller agrees that at the Closing the aggregate market value of the securities held in the Equity Portfolio shall not exceed $400 million, reduced by (i) the market value at the Closing of all shares of common stock, par value $1.00 per share ("MBIA Stock"), of MBIA, Inc. ("MBIA") held in the Equity Portfolio and (ii) 95.5% of the gross proceeds from the sale at or prior to the Closing of any shares of MBIA Stock to Seller or other Person(s). Prior to the Closing, Seller shall use its reasonable efforts to liquidate for cash, at least 50% of the shares of MBIA Stock held in the Equity Portfolio at the date hereof; provided that Seller need not seek to liquidate shares of MBIA Stock to the extent Seller provides Buyer with reasonable evidence of Seller's inability to obtain a price for such shares at least equal to the market value thereof at the Balance Sheet Date. Absent such evidence, Seller shall not permit to remain in the Equity Portfolio, and shall retain at or prior to the Closing, such shares of MBIA Stock, and in consideration for any such shares so retained, shall deliver to the Companies at the time of such retention, cash in an amount equal to 95.5% of the market value of such shares at such time.
 Notwithstanding any other provision of this Agreement to the contrary, Seller shall not permit to remain in the Equity Portfolio as of the Closing a number of shares of MBIA Stock or shares of common stock, par value $0.10 per share ("ERI Stock"), of Executive Risk Inc. ("ERI") that would result in Buyer being
(x) an "Acquiring Person" under the Rights Agreement, dated as of December 31, 1993, between ERI and Mellon Bank, N.A., or the Rights Agreement, dated as of December 12, 1991,




















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


between MBIA and Mellon Bank, N.A. or (y) subject, with respect to ERI, to the restrictions on "business combinations" with an "interested stockholder" under Section 203 of the Delaware General Corporation Law. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement, arrangement or understanding to acquire or dispose of any, and Seller shall therefore retain all, shares of MBIA Stock and ERI Stock, other than in either case any shares up to an amount that may remain in the Equity Portfolio by operation of the immediately preceding sentence. In consideration for any such shares so retained, Seller shall deliver to the Companies at the time of such retention cash in an amount equal to the market value (or, in the case of MBIA Stock, 95.5% thereof) of such shares at such time. Prior to the Closing, Buyer shall notify Seller of any shares of MBIA Stock or ERI Stock beneficially owned by Buyer, and Seller shall have no liability to Buyer for any losses incurred by Buyer due to any inaccuracy in such notification. Seller agrees that no shares of MBIA Stock shall be sold or retained for consideration other than cash.

           (c) At or prior to the Closing, Seller shall purchase or cause another Person to purchase for cash securities of American Re-Insurance Company held in the Equity Portfolio so that at Closing the aggregate market value of such securities held in the Equity Portfolio is not more than $20 million. Seller further agrees that the securities listed on Schedule 7.11(aa) shall not at the Closing be held in the Equity Portfolio.

           (d) At the Closing, if requested by Buyer, Seller shall transfer to the Companies readily marketable securities
(to be reasonably agreed upon by Seller and


















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


Buyer) with a market value at the Closing of up to one-seventh (but in no event more than $20 million in the aggregate) of the aggregate market value of the Equity Portfolio at such time, and in exchange therefor Buyer shall transfer to Seller securities held in the Equity Portfolio of equal market value at such time.

           (e) For purposes of this Section, securities to be valued at the Closing shall be valued at the market value at the close of business on the business day prior to the Closing Date (determined in accordance with Seller's pricing policies consistent with past practices), except that the value of any shares of MBIA Stock as so determined shall be reduced by 4 1/2%.

           (f)  From the Balance Sheet Date to the date hereof
Seller has not acquired any securities for the Equity Portfolio.
 From the date hereof until the Closing Date Seller shall transfer to the Bond Portfolio all cash proceeds received in respect of sales of securities in the Equity Portfolio immediately following receipt of such proceeds.

           (g) Schedule 7.11(b) lists (a) all mortgages with respect to which both a Company or Subsidiary of a Company and Seller or an Affiliate is a party (the "Shared Mortgages"), (b) each mortgage held by either Company or any of their Subsidiaries which is cross defaulted or cross collateralized with a mortgage held by Seller or an Affiliate of Seller (the "Cross Collateralized Mortgages") and (c) each real property in which or with respect to which both a Company or Subsidiary of a Company and Seller or an Affiliate has an ownership interest (the "Shared Real Estate"). Prior to the Closing, and subject to the receipt of all necessary consents and approvals (which Seller shall use its best efforts to obtain in a timely manner),



















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


Seller shall exchange or cause to be exchanged for the Companies' and their Subsidiaries' interest in the Shared Mortgages and the Shared Real Estate, Seller's and its Affiliates' interest in the mortgages and properties set forth on Schedule 7.11(c); provided that if Seller does not effect the exchange of any such interest of any of the Companies or their Subsidiaries in any such Shared Mortgage or Shared Real Estate prior to the Closing (by reason of the failure to obtain any necessary consent or otherwise), then Seller shall use reasonable good faith efforts (including, but not limited to, committing to and effectuating the sale of its portion of any such shared investment on the same terms and conditions as the applicable Company or Subsidiary thereof may agree to sell its portion of such investment) to ensure that following the Closing the applicable Company or Subsidiary thereof will be permitted to sell its interest in such investment without any material limitations on such sale.

           (h) With respect to each Cross Collateralized Mortgage, prior to Closing, Seller shall either (i) exchange or cause to be exchanged for the interest of the Companies or their Subsidiaries in the Cross Collateralized Mortgage, Seller's or its Affiliate's interest in mortgages reasonably acceptable to Buyer or (ii) cause the cross collateral or cross default provisions of the Cross Collateralized Mortgage to be deleted or released.

         7.12  Other Agreements.  (a)  Effective at the Closing,
               ________________

Buyer shall cause one of the Companies or one of their Subsidiaries (the "AL&C Buyer") to assume on a 100% quota share basis all of Seller's previously existing, in-force, new and renewal direct written property and casualty insurance business carried on directly by Seller in the states of Connecticut and Pennsylvania (the "AL&C

















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


Business") in exchange for the payment to Buyer of an amount equal to the sum of the reserves for unearned premium, loss adjustment expense and incurred loss and other outstanding liabilities directly related to the AL&C Business as of the Closing Date. For each such insured, Buyer shall cause the AL&C Buyer to make offers of renewal to all persons insured under the AL&C Business at the next succeeding renewal date that occurs after the Closing. Seller agrees to provide the AL&C Buyer such underwriting information as may be reasonably required to effectuate the foregoing transactions. Buyer agrees to indemnify Seller for any losses sustained or expenses incurred by Seller as a result of the failure of Buyer or the AL&C Buyer to perform their obligations under this Section 7.12(a) or under the AL&C Business assumed.

           (b) ACSC has written and continues to write stop loss insurance business ("Stop Loss Business") in connection with group health business conducted by Seller's Aetna Health Plans Strategic Business Unit ("AHP"). All liabilities related to the Stop Loss Business are reinsured to Aetna Casualty Company ("ACC") on a 100% quota share basis pursuant to the Stop Loss Reinsurance Agreement dated March 25, 1991, by and between ACSC and ACC (the "Stop Loss Quota Share"). Buyer agrees that Seller shall retain the Stop Loss Business. Seller shall cause ACC, or another Affiliate, to make offers of renewal to all Persons insured under the Stop Loss Business at the next succeeding renewal date for each such insured that occurs after Closing. Buyer agrees to provide Seller or its designated Affiliate such underwriting information as may be reasonably necessary to effectuate the foregoing transactions. Notwithstanding anything in this Section 7.12(b) to the contrary, until



















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


such time as all of the Stop Loss Business is being written in ACC or another Affiliate of Seller (but in no event for longer than three months following the Closing), Buyer agrees to continue to make ACSC available to Seller as an underwriter of Stop Loss Business in the State of Missouri, and to reinsure all such liabilities to ACC pursuant to the terms of the Stop Loss Quota Share. Seller agrees to indemnify Buyer for any losses sustained or expenses incurred by Buyer as a result of the failure of Seller or its Affiliates to perform their obligations under this Section 7.12(b) or under the Stop Loss Business. For so long as the Stop Loss Quota Share remains in effect, Seller agrees to cause one of its Affiliates to administer all of the Stop Loss Business.

         7.13  Certain Insurance Policies.  To the extent that,
               __________________________
after the Closing, any Company or any Subsidiary of any Company experiences any loss arising out of any event occurring prior to the Closing, which loss is covered by any insurance policy maintained by Seller or any of its Affiliates for the benefit of any Company or any Subsidiary of any Company, Seller will use its best efforts to assist the Companies and their Subsidiaries in pursuing a claim under such policy and shall remit to the Companies or their Subsidiaries any proceeds received by Seller or its Affiliates pursuant to such policy (it being understood that Seller has no obligation to provide or pay for insurance coverage for any of the Companies or their Subsidiaries after the Closing).
























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


                                 ARTICLE 8

                                TAX MATTERS


         8.1  Definitions.  The following terms, as used herein,
              ___________
have the following meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Combined State Tax" means, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax payable to such state or local taxing jurisdiction in which a member of the Seller Group files Returns (as hereinafter defined) with the Companies and their Subsidiaries (or any member thereof), on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

         "Federal Tax" means any Tax imposed under the Code. "Final Determination" shall mean (i) with respect to
Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or the execution of an Internal Revenue Service Form 870AD and, (ii) with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

         "NOLs" mean all net operating losses and net capital losses of the Companies and their Subsidiaries.

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date and the portion of any Straddle
Period beginning after the Closing Date pursuant to Section
8.5(i).














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


         "Post-September 30 Tax Period" means (i) the portion of calendar year 1995 beginning after September 30, 1995, (ii) any Tax period beginning after December 31, 1995 and ending on or prior to the Closing Date, and (iii) the portion of any Straddle Period ending on and including the Closing Date pursuant to
Section 8.5(i).

         "Pre-September 30 Tax Period" means any Tax period ending on or before September 30, 1995 and the portion of calendar year 1995 ending on and including September 30, 1995.

         "Seller Group" means, (i) with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code with due regard to Section 1504(c) of the Code) of which Seller is a member and, (ii) with respect to state or local income or franchise Taxes, the consolidated, combined, unitary or similar group of which Seller or any of its Affiliates is a member.

         "Separate State Tax" means with respect to each state, local or foreign taxing jurisdiction, any tax (other than Combined State Tax) payable by the Companies and their Subsidiaries to such state, local or foreign taxing jurisdiction.

         "Separate State Income Tax" means with respect to each state, local or foreign taxing jurisdiction, any income, franchise or similar tax (other than Combined State Tax) payable by the Companies and their Subsidiaries to such state, local or foreign taxing jurisdiction.

         "Straddle Period" means any Tax period beginning before and ending after the Closing Date.

         "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, social security, medicare, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority").

         "Tax Benefit" means any deduction, credit, amortization, exclusion from income, loss or other tax attribute.

         "Tax Sharing Agreement" means the Tax Sharing
Agreement, entered into by Seller and its Subsidiaries, applicable to the taxable year ending December 31, 1994 and all other periods specified therein, and the procedures and practices employed pursuant thereto or reflected therein including, without limitation, all procedures and practices with respect to alternative minimum taxes.

         8.2  Tax Representations.  Seller represents and
              ___________________
warrants to Buyer as of the date hereof that, except as set forth on Schedule 8.2:

           (i) all Tax returns, statements, reports, forms and other documentation (collectively, "Returns") required to be filed with any Taxing Authority by or with respect to the Companies or any of their Subsidiaries on or before the Closing Date with respect to any Pre-September 30 Tax Period have been filed or will be timely filed on or before the Closing Date in accordance with all applicable laws, and all such Returns are true, correct and complete in all material respects;

           (ii) the Companies and their Subsidiaries have timely paid all Taxes shown to be due on such Returns;

           (iii) the Companies and their Subsidiaries have made adequate provision on the September Adjusted GAAP Balance Sheet for all Taxes payable by the Companies and their Subsidiaries for any Pre-September 30 Tax Period for which no Return has yet been filed or for which Returns have been filed but payment of the Tax shown to be due thereon is not yet due;

           (iv)  there is no action, suit, proceeding,
investigation, assessment, adjustment, audit or claim now proposed or pending against or with respect to the Companies or their Subsidiaries in respect of any Tax;

           (v) there are no outstanding waivers or other agreements extending any statutory periods of limitation for the assessment of Taxes of the Companies and their Subsidiaries;

           (vi) on or prior to the date hereof, Seller has provided Buyer with copies of all record retention agreements currently in effect between the Seller Group and any Taxing Authority, and no such record retention agreements have been entered into or modified since September 30, 1995; and

           (vii)  the Tax Sharing Agreement is the only
agreement which governs the liability for Taxes between Seller and the Companies and their Subsidiaries.

         8.3  Tax Covenants.  (a)  Except as otherwise required
              _____________
by law, Buyer covenants that it will not cause or permit the Companies, any of their Subsidiaries or any Affiliate of Buyer
(i) to take any action on the Closing Date, other than in the ordinary course of business or except as agreed in writing between the parties (including, but not limited to, the distribution of any dividend or the effectuation of any redemption) that could give rise to any Tax liability or loss of the Seller Group under this Agreement, (ii) to make any election or deemed election under Section 338 of the Code with respect to the purchase of the Shares pursuant to this Agreement or (iii) to amend any Return or file a claim for refund that results in any increased Tax liability or reduction of any Tax Benefit of the Seller Group or any Seller Affiliate.

           (b) Except as otherwise required by law or set forth in section (c) below, Seller covenants and agrees that no member of the Seller Group shall amend any Return, file any claim for refund, change any method of tax accounting, or make or change any Tax election with respect to (i) any Tax period that results in any increased Tax liability or reduction of Tax Benefits of Buyer, the Companies or any of their Subsidiaries, or any of their Affiliates in respect of any Post-September 30 Tax Period or any Post-Closing Tax Period and (ii) any Post-September 30 Tax Period. Furthermore, Seller covenants and agrees that it shall not make any change to its election under Treasury Regulation section 1.1502-20(g) as described in Section 8.7 hereof.

           (c) Prior to the Closing, Seller will reverse any deductions taken pursuant to Section 847 of the Code. Such reversal shall have no effect on the current or deferred tax balances on the September Adjusted GAAP Balance Sheet and shall not result in any Tax expense (state or Federal) for the Companies and their Subsidiaries for any Post-September 30 Tax Period or any Post-Closing Tax Period.

           (d) Each party agrees that, as between the Seller on the one hand and the Buyer on the other hand, the other is to have no liability for any Tax or reduction of Tax Benefits resulting from any action referred to in Sections 8.3(a), (b) and (c), and each party shall indemnify and hold harmless (hereafter, the "Tax Indemnified Party") the other party and its Affiliates (hereafter, the "Tax Indemni-fied Party") against any such Tax or reduction in Tax Benefits. Each Tax Indemnified Party shall give prompt notice to the Tax Indemnifying Party of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 8.3(d). Failure to give the Tax Indemnifying Party such notice shall not relieve such party of its indemnification obligation pursuant to Sections 8.3(a), (b) and (c) unless and to the extent that the Tax Indemnifying Party and its Affiliates are materially prejudiced as a result thereof. The Tax Indemnifying Party shall be entitled to participate in, and to the extent the matter reasonably can be handled separately from other items not within the scope of this Agreement, shall be entitled to control the defense of any such claim, action or proceeding at its own expense and neither party shall settle any such claim, action or proceeding without the other party's prior written consent, which shall not be unreasonably withheld.

           (e) Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes (including any interest thereon) received by Buyer or any of its Affiliates which are attributable to Taxes paid by or on behalf of Seller, the Companies or any of their Subsidiaries with respect to any Pre-September 30 Tax Period to the extent that such refund and any interest thereon were not reflected on the September Adjusted GAAP Balance Sheet.

           (f) Seller shall promptly pay or cause to be paid to Buyer all refunds of Taxes (including any interest thereon) received by any member of the Seller Group which are attributable to Taxes paid by or on behalf of the Companies or any of their Subsidiaries to the extent that such refund and any interest thereon were reflected on the September Adjusted GAAP Balance Sheet.

















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


           (g) All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement other than Taxes incurred in connection with the Transition Agreements (including, without limitation, any New York State real property transfer and transfer gains Taxes, New York City real property transfer Tax and any similar Taxes imposed in other states or subdivisions) (collectively, "Conveyance Taxes") shall be paid by Seller. Seller will, at its own expense, file all necessary Returns with respect to all such Conveyance Taxes, and, to the extent required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Returns. Buyer shall, within ten days of a written request therefor (including a statement calculating in reasonable detail Buyer's payment obligation pursuant to this
Section 8.3(g)), reimburse Seller for 50% of all such Conveyance Taxes and Seller's out-of-pocket expenses incurred in connection with the filing of such Returns.

           (h) Buyer and Seller shall jointly determine the provision for discounted P&C losses of the Companies and their Subsidiaries under Sections 832(b)(5) and 846 of the Code for the taxable period ending on the Closing Date. If the parties are unable to agree on the provision for discounted P&C losses, such dispute shall be resolved by independent accountants or an actuarial consultant acceptable to both parties whose fees and expenses shall be borne equally by Buyer and Seller.

         8.4  Termination of Existing Tax Sharing Agreements.
              ______________________________________________
On the date hereof or as soon as practicable thereafter, the Tax Sharing Agreement between the Companies and their Subsidiaries and any member of the Seller Group shall be terminated as of September 30, 1995. After such date, neither the Companies and their

Subsidiaries, Seller nor any of its Affiliates shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the Companies and their Subsidiaries for all Tax periods ending on or prior to the Closing Date.

         8.5  Return Filings and Payment of Tax.  (a)  Seller
              _________________________________
shall prepare and file or cause the relevant Company or Subsidiary to prepare and file on a timely basis and consistent with past practices all Returns with respect to the Companies and their Subsidiaries for (i) all Pre-September 30 Tax Periods (excluding calendar year 1995), (ii) calendar year 1995 and
(iii) all Post-September 30 Tax Periods (excluding calendar year 1995 and any Straddle Period).

           (b) Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis all other Returns with respect to the Companies and their Subsidiaries. Buyer shall pay or cause to be paid to the appropriate Taxing Authority the Taxes shown to be due on all Returns required to be filed by it pursuant to this Section 8.5(b).

           (c)  In connection with Returns described in
subsection (i) of Section 8.5(a), (x) Seller shall pay or cause the relevant Company or Subsidiary to pay, to the extent such Tax liability is reflected as a current liability on the September Adjusted GAAP Balance Sheet (as adjusted for any payments made by the Companies and their Subsidiaries with respect to such Returns after September 30, 1995 and prior to the payment date in question), the appropriate Taxing Authority the amount of Taxes shown to be due on such Returns, and (y) to the extent the amount, if any, reflected as a current liability on the September Adjusted GAAP Balance Sheet with respect thereto exceeds the actual amount of such liability, the Companies and their

Subsidiaries shall pay such excess to Seller simultaneously with the payment of Taxes to such Taxing Authority.

           (d) In connection with Returns for calendar year 1995, (x) with respect to the Pre-September 30 Tax Period of such year, Seller shall pay to the relevant Taxing Authority or Seller (or, if such payment is due after the Closing Date, Buyer) shall cause the relevant Company or Subsidiary to pay, to the extent such Tax liability is reflected as a current liability on the September Adjusted GAAP Balance Sheet (as adjusted for any payments made by the Companies and their Subsidiaries with respect to such Returns after September 30, 1995 and prior to the payment date in question), Seller or the appropriate Taxing Authority such Company's or Subsidiary's Attributable Amount (as defined in Section 8.5(i)) with respect to such Returns, (y) with respect to the Post-September 30 Tax Period of such year, Seller (or, if such payment is due after the Closing Date, Buyer) shall cause the relevant Company or Subsidiary to pay Seller or the appropriate Taxing Authority such Company's or Subsidiary's Attributable Amount with respect to such Returns, and (z) to the extent the amount reflected as a current liability on the September Adjusted GAAP Balance Sheet with respect to the Pre-September 30 Tax Period of such year exceeds the Attributable Amount with respect to such period, Seller or Buyer, as the case may be, shall cause the Companies and their Subsidiaries to pay such excess to Seller simultaneously with the payment of Taxes to such Taxing Authority. For purposes of this subsection (d), any payments required to be made by the Companies and their Subsidiaries shall be made one business day prior to the due date of the relevant Return (giving effect to any applicable extensions thereto).




















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


           (e)  In connection with Returns described in
subsection (iii) of Section 8.5(a), Seller (or, if the payment with respect to such Return is due after the Closing Date, Buyer) shall cause the relevant Company or Subsidiary to pay Seller or the appropriate Taxing Authority such Company's or Subsidiary's Attributable Amount with respect to such Returns one business day prior to the due date for such Return (giving effect to any applicable extensions thereto).

           (f) With respect to any Straddle Period, Seller or Buyer, as the case may be, shall cause the Companies and their Subsidiaries to pay, when due, Seller or the appropriate Taxing Authority the Attributable Amount, if any, with respect thereto.
           (g) Seller shall (i) provide Buyer with a copy of the income and franchise Tax Returns described in Section 8.5(a) hereof which have not been filed as of the date hereof at least fifteen days prior to filing such Returns, and (ii) make available for Buyer's review the premium Tax Returns described in Section 8.5(a) hereof which have not been filed as of the date hereof as soon as reasonably practicable, but in no event more than 60 days after filing such Returns, in both cases, accompanied by a statement calculating in reasonable detail the Attributable Amount, if any, pursuant to Sections 8.5(c), (d),
(e) and (f). To the extent that the total amount of Tax payments made by the Companies and their Subsidiaries with respect to such Returns pursuant to Sections 8.5(c), (d), (e) and (f) (other than payments made by the Companies and their Subsidiaries pursuant to Section 8.5(c)(y) or Section 8.5(d)(z)) exceeds the aggregate amount of the liability shown on such statements or, in the case of Section 8.5(c) and the Pre-September 30 Tax Period of calendar year 1995, if less, the amount reflected on the September Adjusted GAAP



















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


Balance Sheet, Seller shall pay the Companies and their Subsidiaries within 30 days the amount of such excess.

           (h) If Buyer disputes a liability of the Companies and their Subsidiaries as determined by Seller under Section 8.5(g), Buyer may, within 30 days after delivery of the statement referred to in Section 8.5(g), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any notice of disagreement shall specify those items and amounts as to which Buyer disagrees, and, solely for purposes of this Section 8.5, Buyer shall be deemed to have agreed with all other items and amounts contained in the statement not the subject of such disagreement, except for such items and amounts which may be affected by any disputed items and amounts. If a notice of disagreement shall be delivered pursuant to this Section 8.5(h), Seller and Buyer shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts. If the parties are unable to agree on the allocation of Tax payments between Seller, on the one hand, and the Companies and their Subsidiaries, on the other hand, under Sections 8.5(c), (d), (e) and (f) during such period, such dispute shall be resolved by the Independent Accountants whose fees and expenses shall be borne by the Companies and their Subsidiaries unless the resolution of such dispute as determined by such accountants results in an adjustment that reduces the obligation of the Companies and their Subsidiaries with respect to the disputed item or amount by more than 10% of such amount as determined by Seller pursuant to Section 8.5(g), in which case Seller shall bear the cost of such fees and expenses, and the party owing Taxes shall pay to the other party the amount determined by such accountants within three business days of such determination.


















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


           (i) For purposes of this Article 8, the Taxes attributable to the Companies and their Subsidiaries (the "Attributable Amount") shall be (i) with respect to each Federal Tax and Combined State Tax Return prepared pursuant to Section 8.5(a), an amount equal to the Tax liability that the Companies and their Subsidiaries would pay on their taxable income if they were not filing combined, consolidated or unitary returns with any other member of the Seller Group (excluding the Companies and their Subsidiaries), and (ii) for each Separate State Tax Return, the Tax liability of the Company and its Subsidiaries. For purposes of this Section 8.5(i), the Attributable Amount for the Pre-September 30 Tax Period and the Post-September 30 Tax Period of calendar year 1995 shall be allocated on an "interim closing of the books method" as of 11:59 p.m. on September 30 and the Closing Date, respectively; provided, however, that
                                    ________  _______
exemptions, allowances, deductions or other Taxes determined on a basis other than income, premium or sales that are calculated on an annual basis and annual property taxes shall be prorated by allocating the amount of such exemptions, allowances or deductions in the case of calendar year 1995, to Seller, by multiplying such amount by 273/365; provided, further, that the
                                    ________  _______
same amount of taxable income or loss of the Companies and their Subsidiaries for the Pre-September 30 Tax Period of calendar year 1995 used for determining the value of the NOLs reflected on the September Adjusted GAAP Balance Sheet shall be assumed to be the actual taxable income or loss of the Companies and their Subsidiaries for such period; provided, further, that for
                              ________  _______
purposes of determining the taxable income or loss of the Companies and their Subsidiaries for any Post-September 30 Tax Period, the September 30 NOLs shall be assumed to be the actual NOLs as of September 30, 1995.




















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


           (j) For purposes of Section 8.5 and Section 8.8, the reserves accrued on the September Adjusted GAAP Balance Sheet with respect to any guaranty fund assessment, second injury fund assessment, special insurance assessment or similar assessment or tax shall be deemed to be the legal liability of the Companies and their Subsidiaries on September 30, 1995. No payments under Section 8.5 shall be made between Buyer or the Companies and their Subsidiaries and Seller with respect to any guaranty fund assessment, second injury fund assessment, special insurance assessment or similar assessment or tax.

         8.6  Cooperation on Tax Matters.  (a)  Buyer shall, and
              __________________________

shall cause its Affiliates, the Companies and the Subsidiaries to, and Seller shall, and shall cause the members of the Seller Group to, provide any requesting party with such reasonable assistance (including the execution and delivery of such powers of attorney as are reasonably necessary to carry out the intent of this section) and information (including access to books and records) as may reasonably be requested by such party in connection with (i) the preparation of any Return, (ii) the conduct of any proceeding relating to liability for or refunds or adjustments with respect to Taxes, and (iii) any other matter that is a subject of this Article 8. Such cooperation and assistance shall be provided to the requesting party promptly upon its request.

           (b) Buyer and its Affiliates, on the one hand, and Seller and the Seller Group, on the other hand, shall retain or cause to be retained all Returns, schedules, workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable years to which such Returns and other documents relate. Prior to transferring, discarding or destroying any material records or documents relating

















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


to any Pre-September 30 Tax Period or Post-September 30 Tax Period, Buyer and its Affiliates, on the one hand, and Seller and the Seller Group, on the other, shall provide the other party with reasonable notice and, if such party so requests, the opportunity to take possession of such records and documents solely at its cost and expense. Furthermore, each party agrees to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority to the extent that compliance therewith was possible as of September 30, 1995.
 Seller and its Affiliates shall not without the prior written consent of Buyer enter into or modify any record retention agreement with any Taxing Authority which relates to the Companies or any of their Subsidiaries. In order to keep all parties informed as to the expiration of the statute of limitations for any period, at least thirty days prior to the end of each calendar year, each Party (the "Notifying Party") shall provide the other (the "Notified Party") with a schedule setting forth in reasonable detail which Pre-September 30 Tax Periods or Post-September 30 Tax Periods remain open with respect to the assessment of income taxes of the Companies and their Subsidiaries as of the date of such notice and a good faith estimate of when such Tax periods are expected to be closed by the expiration of the applicable statutory period of limitations or otherwise. To the extent that the Notified Party does not receive the notice described in the preceding sentence with respect to any Pre-September 30 Tax Period or Post-September 30 Tax Period of the Companies or any of its Subsidiaries, such Notified Party shall retain such books and records relating to such Pre-September 30 Tax Periods and Post-September 30 Tax Periods until the expiration of the applicable statutory period of limitations (without giving effect to any extensions or waivers) and, subject to any record retention agreements with any Taxing Authority then in force, shall notify the Notifying Party by registered mail and facsimile of its intention to destroy or dispose of such books and records (the "Disposal Notice"). To the extent that the Notified Party does not receive a response from the Notifying Party within thirty days of sending the Disposal Notice that the applicable statutory period of limitations for the years in question remain open or that the Notifying Party intends to take possession of such books and records within sixty days of receipt of such Disposal Notice at its sole cost and expense, the Notified Party shall be entitled to destroy or dispose of any such books and records after the expiration of such statutory period of limitations (without giving effect to any extensions or waivers).

           (c) Seller shall furnish to Buyer, simultaneously with the delivery of the September Adjusted GAAP Balance Sheet pursuant to Section 2.3(a), a schedule of the deferred and current Tax assets (including any NOLs) and deferred and current Tax liabilities of the Companies and their Subsidiaries to the extent such items are reflected on the September Adjusted GAAP Balance Sheet. Such schedule shall include a listing of temporary differences (including NOLs), the amount of deferred tax assets (including NOLs) or deferred tax liabilities associated with each temporary difference and the estimated reversal period (by amount and year) of each temporary difference. The schedule shall also include a detail of current tax assets and liabilities by type of tax (premium, property, state income, etc.).

         8.7  Tax Benefits.  (a)  Seller shall elect to
              ____________
reattribute to itself, in accordance with Treasury regulation 1.1502-20(g), an amount of NOLs equal to the September 30 NOLs
(v) reduced by (i) the portion of such NOLs for which the Seller has made payment pursuant to Section 8.7(j) hereof, and (ii) the portion of such NOLs used by the Companies and their Subsidiaries to reduce their taxable income for a Post-September 30 Tax Period and (w) increased by the amount, if any, of NOLs attributable to Post-September 30 Special Items, as described in the last sentence of Section 8.7(e) hereof. Seller shall also reattribute any remaining amount of NOLs, based on the 1996 Seller Group consolidated Federal Tax Return, not otherwise fairly attributable to NOLs described in Section 8.7(k)(ii). For purposes of this Section 8.7(a), "taxable income" of the Companies and their Subsidiaries shall be determined without regard to (x) the September 30 NOLs,
(y) the Post-September 30 Special Items (as defined in Section 8.7(e) hereof) and (z) any additions to reserves claimed with respect to the Post-September 30 Tax Period which satisfy the requirement for reserves relating to a Permitted Capital Contribution, calculated as if such entities were not filing a consolidated return with any other member of the Seller Group. At least five days prior to the Closing Date, Seller shall provide Buyer with a schedule setting forth Seller's good faith estimate of the amount of NOLs which will not be reattributed to Seller and the years in which such NOLs expire.

           (b) On or prior to the date on which Seller files its consolidated Federal Tax Return for the Tax period which includes the Closing Date, Seller shall provide Buyer with a schedule of the actual NOLs that were reattributed to Seller on such Return pursuant to Treasury regulation section 1.1502-20(g) (the "Reattributed NOLs"). Buyer agrees to cause each of the Companies and their Subsidiaries with respect to which NOLs are reattributed under this Section 8.7 to execute such statements or other documents as may be required to comply with the provisions of the Code and the regulations.

           (c) If there is a Final Determination that (i) reduces the amount of the Reattributed NOLs or (ii) relates to a Return for, or with respect to, a Pre-September


















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


30 Tax Period of any member of the Seller Group which, in either case, entitles (x) the Companies or any of their Subsidiaries to claim Tax Benefits in their Post-September 30 Tax Period Returns solely as a result of such Final Determination or (y) Buyer and its Affiliates to claim Tax Benefits in their Post-Closing Tax Period Returns solely as a result of such Final Determination, to the extent permitted by law, the relevant party shall claim such Tax Benefits in its earliest available Post-September 30 Tax Period Returns or Post-Closing Tax Period Returns, as the case may be. With respect to each such Post-September 30 Tax Period or Post-Closing Tax Period in which a Federal Tax Savings (as defined below) is realized, the relevant party shall pay to Seller the Federal Tax Savings within 90 days of filing the applicable Federal Tax Return for such period. The Federal Tax Savings for the Post-September 30 Tax Period or the Post-Closing Tax Period in question shall be an amount equal to the excess, if any, of (i) the amount of Federal Taxes which would have been payable by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, for such Tax period had such Tax Benefit not been claimed in their Federal Tax Return for such period over (ii) the amount of Federal Taxes actually payable by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, with respect to such period.
If, subsequent to the payment to Seller of any such amount, there shall be a reduction in the amount of the Federal Tax Savings as a result of the utilization by Buyer, the Companies or any of their Subsidiaries or Affiliates of any other Tax Benefits that arise in a Post-September 30 Tax Period or Post-Closing Tax Period, Seller shall repay to Buyer, within 90 days of such event (an "Event"), any amount which would not have been payable to Seller pursuant to this Section 8.7(c) had the Federal Tax Savings originally been determined in light of the Event. The principles of the foregoing provisions shall continue to apply with respect to any utilization of a Federal Tax Savings subsequent to an Event, as well as to any Event subsequent thereto.

           (d) If there is a Final Determination that relates to a Return for, or with respect to, a Pre-September 30 Tax Period of any member of the Seller Group which results in an increase in the liability for Federal Taxes of (x) the Companies or any of their Subsidiaries for any Post-September 30 Tax Period solely as a result of such Final Determination or (y) Buyer and its Affiliates for any Post-Closing Tax Period solely as a result of such Final Determination, Seller shall pay the relevant party the Federal Tax Detriment (as defined below) within 90 days of such party's filing of the applicable Federal Tax Return for the Post-September 30 Tax Period or Post-Closing Tax Period in which such party incurs the Federal Tax Detriment.
 The Federal Tax Detriment for the Post-September 30 Tax Period or the Post-Closing Tax Period in question shall be the excess, if any, of (i) the aggregate amount of Federal Taxes payable by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, with respect to such period after giving effect to any adjustments required to be reported on their Federal Tax Return for such period by reason of such Final Determination over (ii) the aggregate amount of Federal Taxes that would have been payable by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, for such period had such adjustments not been reported in their Federal Tax Return for such period. If the Companies or any of their Subsidiaries or Buyer and its Affiliates realize any reduction in a Federal Tax Detriment for which they have received a payment pursuant to this subsection (d), other than by reason of an Event, Buyer shall pay Seller the amount of any such reduction. The principles

















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


of this Section 8.7(d) shall continue to apply upon the recurrence of a Federal Tax Detriment subject to reversal pursuant to the preceding sentence, as well as any subsequent reduction of such reversal.

           (e) To the extent that the Companies and their Subsidiaries realize a Federal Tax Savings on their Federal Tax Returns for a Post-September 30 Tax Period as a result of the use in any such Return of any Tax Benefit attributable to (i) deductions arising in respect of Transferred Employee stock options which are exercised for Seller common stock after September 30, 1995 and on or prior to the Closing Date, (ii) alternative minimum tax credits available by reason of alternative minimum tax paid by the Seller Group, and (iii) other deductions relating to Benefit Arrangements, the costs of which are borne by the Seller Group (excluding the Companies and their Subsidiaries) (hereafter (i), (ii) and (iii) are referred to as "Post-September 30 Special Items"), Seller or Buyer, as the case may be, shall cause the Companies and their Subsidiaries to pay Seller the amount of such Federal Tax Savings within 90 days of filing the applicable Federal Tax Return for the Post-September 30 Tax Period in which the relevant party realizes such Federal Tax Savings; provided,
                                                  ________
however, that such Federal Tax Savings shall be payable to
_______
Seller only to the extent that the value of any such Post-September 30 Special Item is not reflected on the September Adjusted GAAP Balance Sheet; provided, further, that the amount
                             ________  _______
of Federal Tax Savings to be paid to Seller shall be reduced by any costs or expenses (including Taxes) incurred by the Companies and their Subsidiaries solely as a result of claiming the Tax Benefits relating to such Post-September 30 Special Items. If, subsequent to the payment to Seller of such Federal Tax Savings, there shall be a reduction in the amount of such Federal Tax Savings as a result of the

















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


utilization by the Companies and their Subsidiaries of any other Tax Benefits that arise in (i) a Post-September 30 Tax Period or
(ii) a Post-Closing Tax Period due to a Final Determination, Seller shall repay to the Companies and their Subsidiaries within 90 days of such Event, any amount which would not have been payable to Seller pursuant to this Section 8.7(e) had such Federal Tax Savings originally been determined in light of the Event. The principles of the last sentence of Section 8.7(c) hereof shall apply here mutatis mutandis. Solely for purposes
                        _______ ________
of determining whether the Companies and their Subsidiaries realize such Federal Tax Savings, the taxable income of the Companies and their Subsidiaries for such Post-September 30 Tax Period (determined in accordance with the principles of Section 8.5(i) and without regard to any Post-September 30 Special Item) and then the taxable income of the members of the Seller Group (excluding the Companies and their Subsidiaries) shall be offset by the NOLs and any Tax Benefit attributable to a Post-September 30 Special Item in the following order; first, by the September 30 NOLs; second, by any NOLs generated by the Companies and their Subsidiaries in any Post-September 30 Tax Period; and third, by any Tax Benefit relating to a Post-September 30 Special Item. To the extent that a Post-September 30 Special Item generates a Tax Benefit that is not utilized by the Companies and their Subsidiaries in a Post-September 30 Tax Period, such amount will be included in the amount of NOLs to be reattributed to Seller as described in Section 8.7(a) hereof.

           (f)(A)	  To the extent that Buyer and its Affiliates
realize a Federal Tax Savings on their Federal Tax Returns for a Post-Closing Tax Period, as a result of the use in any such Return of any Tax Benefit attributable to (i) deductions arising in respect of Transferred Employee stock options which are exercised for


















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Seller common stock after the Closing Date, (ii) alternative minimum tax credits available by reason of alternative minimum tax paid by the Seller Group, and (iii) other deductions relating to retiree life and health and the 1996 payout on the Aetna employee incentive program, subject to the receipt of a private letter ruling from the Internal Revenue Service which concludes that such deductions are allowable to the Companies and their Subsidiaries without any inclusion in the income of Buyer or any of its Affiliates in a Post-Closing Tax Period ((hereafter (i), (ii) and (iii) are referred to as "Post-Closing Special Items," and together with the Post-September 30 Special Items, the "Special Items"), Buyer shall pay Seller such Federal Tax Savings within 90 days of filing the applicable Federal Tax Return for the Post-Closing Tax Period in which Buyer and its Affiliates realize such Federal Tax Savings; provided, however,
                                             ________  _______
that such Federal Tax Savings shall be payable to Seller only to the extent that the value of such Post-Closing Special Item is not reflected on the September Adjusted GAAP Balance Sheet; provided, further, that the amount of Federal Tax Savings to be
________  _______
paid to Seller shall be reduced by any costs or expenses (including Taxes) incurred by Buyer and its Affiliates solely as a result of claiming the Tax Benefits relating to the Post-Closing Special Items which resulted in the Federal Tax Savings.
 If, subsequent to the payment to Seller of such Federal Tax Savings, there shall be a reduction in the amount of such Federal Tax Savings as a result of the utilization by Buyer and its Affiliates of any other Tax Benefits that arise in a Post-Closing Tax Period, Seller shall repay to Buyer within 90 days of such Event, any amount which would not have been payable to Seller pursuant to this Section 8.7(f) had such Federal Tax Savings originally been determined in light of the Event. The principles of the foregoing provisions shall continue to apply with respect to any utilization of a Federal Tax Savings subsequent to an Event, as well as to any Event subsequent thereto.

           (B)  If the private letter ruling described in
Section 8.7(f)(A)(iii) above is not obtained, Buyer and its Affiliates may, in their sole discretion, claim the deductions referred to in such subsection (iii). In any case, if Buyer and its Affiliates claim such deductions, such deductions shall be treated as if they were Post-Closing Special Items for purposes of Sections 8.7(f)(A), (g), (h) and (i).

           (g) To the extent that, with respect to a Post-Closing Tax Period, Buyer and its Affiliates, incur a Special Item Federal Tax Detriment (as defined below) as a result of any adjustment (including, but not limited to, any adjustment resulting from an audit by any Taxing Authority, filing an amended Return or the use by the Companies or their Subsidiaries or Buyer and its Affiliates of a carryforward or carryback) to the taxable income of the relevant party in any Post-Closing Tax Period Return caused by the use of any Tax Benefit attributable to a Special Item, Seller shall pay the relevant party, and indemnify the relevant party against, the Special Item Federal Tax Detriment within 15 days of the incurrence of such detriment. The Special Item Federal Tax Detriment for the Post-Closing Tax Period in question shall be the excess, if any, of
(i) the aggregate amount of Federal Taxes payable by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, with respect to such period after giving effect to any adjustments required to be made by reason of claiming such Tax Benefit over (ii) the aggregate amount of Federal Taxes that would have been payable by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, for such period had such adjustments not been made.

           (h) With respect to subsections (e), (f) and (g) of this Section 8.7, (i) any conflicts arising between such subsections and any other provision of this Article 8 shall be resolved by applying first the provisions of subsections (e),
(f) and (g) of Section 8.7 and then, to the extent such other provision is not in conflict, such other provision of this
Article 8, and (ii) in determining whether a Tax Benefit relating to a Special Item is utilized by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, (including, but not limited to, as a result of any audit by any Taxing Authority, filing an amended Return or as a result of the use by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, of any carryforward or carryback), any Tax Benefit relating to a Special Item shall be presumed to be used by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, only after all other available Tax Benefits have been utilized by the Companies and their Subsidiaries or Buyer and its Affiliates, as the case may be, to reduce their taxable income.

         (i) To the extent permitted by law, as determined by Buyer in good faith, Buyer agrees to claim or cause the Companies or their Subsidiaries to claim in a proper and timely fashion in the earliest Post-Closing Tax Period all or any Tax Benefits attributable to the Special Items. Buyer shall promptly notify Seller of any proposed disallowance of any such Tax Benefit and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense, assist Buyer in the defense of any Tax Claim with respect to any Tax Benefit described in Sections 8.7(e) and (f); provided, however, that such assistance shall be limited solely
________  _______
to communications with Buyer and its Affiliates.  Neither

Buyer nor any of its Affiliates shall settle, compromise or otherwise dispose of any such Tax Claim without providing prior written notice to Seller.

            (j) Notwithstanding anything contained in this Agreement, to the extent that any NOLs or other Tax Benefits that are reflected on the September Adjusted GAAP Balance Sheet or were generated by the Companies and the Subsidiaries in any Post-September 30 Tax Period (determined without regard to the Post-September 30 Special Items) are absorbed or otherwise utilized by the Seller Group (other than the Companies and their Subsidiaries) to offset its taxable income in any Tax period ending on or prior to December 31 of the calendar year that includes the Closing Date, Seller shall pay to the party or parties which generated such NOLs or Tax Benefits, within 15 days of the end of the quarter in which such reduction or elimination occurred, an amount equal to 35% of such NOLs or Tax Benefits (other than credits) or the amount of any such credit, as the case may be.

           (k) Notwithstanding anything in this Section 8.7 to the contrary, it is the intent of the parties that the Buyer receive a value relating to the NOLs equal to the amount of the NOL deferred tax asset (i) stated on the September Adjusted GAAP Balance Sheet, and (ii) generated by the Companies and their Subsidiaries in any Post-September 30 Tax Period (including the portion of calendar year 1995 beginning after September 30) or Post-Closing Tax Period, in each case computed pursuant to the principles established in Section 8.5(i) and excluding any Special Items. The parties agree to take all actions necessary (including, without limitation, adjusting the amount of NOLs to be reattributed pursuant to Section 8.7(a) hereof and/or intercompany settlements) in order to ensure that Buyer and its Affiliates

















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


receive only the value (but no less than such value) attributable to the NOLs which it is entitled pursuant to the preceding sentence.

         8.8  Indemnification by Seller.  (a)  Seller hereby
              _________________________
indemnifies Buyer and its Affiliates against and agrees to hold them harmless from any (i) Tax of the Companies and their Subsidiaries for any Pre-September 30 Tax Period, (ii) liability of the Companies and their Subsidiaries for any Tax of the Seller Group under Treasury regulation section 1.1502-6 or any similar provision of state or local law as a result of the Companies or any of their Subsidiaries being a member of the Seller Group, (iii) penalties, interest or other costs and expenses with respect to Taxes for a Post-September 30 Tax Period attributable to the failure of any member of the Seller Group to prepare or timely file any Returns or pay any Taxes shown to be due on such Returns of the Companies and their Subsidiaries in a manner consistent with past practice, and (iv) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Tax (including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any Tax) described in clause (i) through (iv) of this paragraph (the sum of (i) through (iv) being referred to as a "Buyer Loss"); provided, however, that Seller shall not indemnify Buyer and its
________  _______

Affiliates for (i) any Taxes that are measured on a retrospective base (e.g., superfund taxes) that includes any Pre-September 30 Tax Period and that are imposed with respect to any Post-September 30 Tax Period (including, without limitation, only that portion of calendar year 1995 beginning after September 30) or Post-Closing Tax Period of the Companies and their Subsidiaries by reason of any change in law enacted after September 30, 1995, (ii) any Taxes reflected on the September Adjusted GAAP Balance Sheet, (iii) any Loss attributable to or resulting from any action described in
Section 8.3(a) hereof, or (iv) any guaranty fund assessment, second injury fund assessment, special insurance assessment or similar assessment or tax that was not actually assessed on or prior to September 30, 1995 or for which there is not a specified legal liability in existence on September 30, 1995 ("Excluded Taxes"); provided, further, that such Excluded Taxes
                    ________  _______
shall not include assessments made on or prior to September 30, 1995 (including any correction in the amount of any assessments made after such date to take account of a computational error, such as using the wrong base or wrong rate or a mathematical error, in light of the facts and law at the time such computation was made) or assessments for which there is a legal liability in existence on such date; provided, further, that
                                     ________  _______
Seller shall have no obligation to make any payment to Buyer pursuant to this Section 8.8 until the amount of all claims arising pursuant hereto in the aggregate which are treated as adjustments to the Purchase Price (minus the actual reduction in the liability for Taxes of Buyer and its Affiliates as a result of realizing any Tax Benefit attributable thereto) exceeds the cushion for Taxes, if any, with respect to the Companies and their Subsidiaries reflected on the September Adjusted GAAP Balance Sheet (the "Cushion"), as adjusted for any payments made by Buyer or the Companies and any of their Subsidiaries to Seller pursuant to subsection (z) of Section 8.5(d) or otherwise pursuant to this Article 8 after September 30, 1995 and prior to Buyer's request for payment pursuant to this Section 8.8(a). On or prior to the date hereof, Seller shall provide Buyer with a schedule setting forth a good faith estimate of the Cushion, which shall be adjusted (and promptly provided to Buyer) to reflect assets and liabilities on the September Adjusted GAAP Balance Sheet.

           (b)  Any payment required of Seller pursuant to
Section 8.8(a) shall be made not later than 30 days after receipt by Seller of written notice from Buyer stating that a Buyer Loss has been paid by Buyer or any of its Affiliates and the amount thereof and of the indemnity payment requested. Failure to give Seller such written notice shall not relieve Seller of its indemnification obligation pursuant to Section 8.8(a) unless and to the extent that Seller is materially prejudiced as a result thereof.

           (c) Each party shall notify the other, within ten days of receipt thereof, of any claim for Taxes made in writing to such party or its Affiliates by a Taxing Authority (a "Tax Claim") which, if successful, could affect the other party's liability for Taxes. Seller may discharge, at any time, its indemnification obligation under this Section 8.8 by paying to Buyer the amount of the applicable Buyer Loss, calculated on the date of such payment; provided, however, that if the amount of
                      ________  _______
such Buyer Loss, at the time of a Final Determination with respect thereto, exceeds the amount paid by Seller to Buyer pursuant to the preceding clause, Seller shall pay such excess to Buyer within ten days of such Final Determination. Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any Tax Claim for which Seller has agreed to indemnify Buyer pursuant to Section 8.8(a). If Seller assumes such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller; provided, however, that to the extent such action
           ________  _______
reasonably could be expected adversely to affect any Tax liability of Buyer and its Affiliates for any Post-September 30 Tax Period or Post-Closing Tax Period Seller shall not settle, compromise, or otherwise dispose of any such Tax Claim without Buyer's prior written consent, which shall not be unreasonably withheld.
Buyer shall indemnify Seller from and against any (i) increase in the amount of Buyer Loss and (ii) increase in the liability for Taxes of the Seller Group incurred by reason of Buyer unreasonably withholding its consent to the matters described in this Section 8.8(c).

           (d) Seller shall not be liable under Section 8.8(a) for (i) any Tax the payment of which by Buyer was made without Seller's prior written consent, which shall not be unreasonably withheld, or (ii) any settlements relating to a Tax of the Companies or any of their Subsidiaries for a Pre-September 30 Tax Period effected without the consent of Seller, which shall not be unreasonably withheld, or resulting from any Tax Claim in which Seller was not permitted an opportunity to participate, but only to the extent (in the case of both clause (i) and (ii) herein) that Buyer's failure to obtain Seller's consent or provide Seller with such an opportunity to participate materially prejudiced Seller. Seller shall indemnify Buyer from and against any Buyer Loss incurred by Buyer or any of its Affiliates by reason of Seller unreasonably withholding its consent to the matters described in clause (i) or (ii) of this
Section 8.8(d).

         8.9  Indemnification by Buyer.  (a)  After the Closing
              ________________________
Date, Buyer shall indemnify the Seller Group against and agrees to hold it harmless from any (i) Tax of the Companies and their Subsidiaries for any Post-September 30 Tax Period, (ii) any Tax with respect to a Return described in Section 8.5(b) and (iii) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Tax (including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any Tax) described in clause (i) of this paragraph (the sum of (i), (ii) and (iii) being referred to as a "Seller Loss"); provided,
                                                 ________
however, that Buyer shall not indemnify the Seller Group against
_______

any (x) liability described in subsections (ii) or (iii) of
Section 8.8(a), and (y) liability for Taxes and other costs and expenses attributable to claiming the Post-September 30 Special
Items described in Section 8.7(e).

           (b)  Any payment required of Buyer pursuant to
Section 8.9(a) shall be made not later than 30 days after receipt by Buyer of written notice from Seller stating that a Seller Loss has been paid by any member of the Seller Group and the amount thereof and of the indemnity payment requested. Failure to give Buyer such written notice shall not relieve Buyer of its indemnification obligation pursuant to Section 8.9(a) unless and to the extent that Buyer is materially prejudiced as a result thereof.

           (c) Each party shall notify the other, within ten days of receipt thereof, of any Tax Claim which, if successful, could affect the other party's liability for Taxes. Buyer may discharge, at any time, its indemnification obligation under this Section 8.9 by paying to Seller the amount of the applicable Seller Loss, calculated on the date of such payment; provided, however, that if the amount of such Seller Loss, at
________  _______
the time of a Final Determination with respect thereto, exceeds the amount paid by Buyer to Seller pursuant to the preceding clause, Buyer shall pay such excess to Seller with interest within ten days of such Final Determination. Buyer may, at its own expense, participate in and, upon notice to Seller, assume the


















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


defense (other than with respect to the Seller Group consolidated Federal Tax Returns or Combined State Tax Returns) of any Tax Claim for which Buyer has agreed to indemnify Seller pursuant to this Section 8.9. If Buyer assumes such defense (including, for this purpose, as provided in the penultimate sentence of this Section 8.9(c)), Seller shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer; provided, however, that to the extent such
                   ________  _______
action reasonably could be expected to adversely affect any Tax liability of the Seller Group for any Post-September 30 Tax Period or any Post-Closing Tax Period Buyer shall not settle, compromise, or otherwise dispose of any such Tax Claim without Seller's prior written consent, which shall not be unreasonably withheld. With respect to a Tax Claim relating to a Seller Group consolidated Federal Tax Return or a Combined State Tax Return, (i) to the extent possible, Buyer shall have the right to litigate (at its own expense) such Tax Claim upon resolution of the Tax audit with the Taxing Authority for which such Tax Claim relates in a court determined by Seller, and (ii) Seller shall use good faith in defending and maintaining Buyer's position with respect to such Tax Claim and shall not discriminate against such claim due to its indemnified nature. Seller shall indemnify Buyer from and against any (i) increase in the amount of Seller Loss and (ii) increase in the liability for Taxes of Buyer and its Affiliates incurred by reason of Seller unreasonably withholding its consent to the matters described in this Section 8.9(c).

           (d) Buyer shall not be liable under Section 8.9(a) for (i) any Tax the payment of which by Seller was made without Buyer's prior written consent, which shall not be unreasonably withheld, or (ii) any settlements relating to a Tax of the


















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


Companies or any of their Subsidiaries for a Post-September 30 Tax Period or Post-Closing Tax Period effected without the consent of Buyer, which shall not be unreasonably withheld, or resulting from any Tax Claim in which Buyer was not permitted an opportunity to participate, but only to the extent (in the case of both clause (i) and (ii) herein) that Seller's failure to obtain Buyer's consent or provide Buyer with such an opportunity to participate caused Buyer to incur a loss. Buyer shall indemnify Seller from and against any Seller Loss incurred by any member of the Seller Group by reason of Buyer unreasonably withholding its consent to the matters described in clause (i) or (ii) of this Section 8.9(d).

         8.10  Survival; Exclusivity.  Notwithstanding anything
               _____________________
in this Agreement to the contrary, (i) this Article 8 shall govern the procedure for all indemnification claims relating to Taxes and (ii) the provisions of this Article 8 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof) for the assessment of Taxes for the Tax period in question, and any claim to be brought under this Article 8 must be brought prior to the expiration of such period.

         8.11  Purchase Price Adjustment.  Any amount paid to or
               _________________________

by Seller under this Article 8 will be treated as an adjustment to the Purchase Price unless a Final Determination causes any such amount to not constitute an adjustment to the Purchase
Price for Federal Tax purposes.

         8.12  Late Payments.  Any payment required to be made
               _____________
by Buyer or Seller pursuant to this Article 8 that is not made when due shall bear interest from and including the due date of payment to but excluding the date of payment at a rate


















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


per annum equal to the three-month London Interbank Offered Rate
(as published in the Wall Street Journal on such due date) plus
40 basis points.

         8.13  No Duplicative Payments; Offsets.  The provisions
               ________________________________

of this Article 8 shall be interpreted in a manner such that no payment shall be made by any party with respect to the same item more than once. To the extent that any item causes parties to make reciprocal payments in any Tax period, such parties shall be entitled to offset such payments and the party which is obligated to make the greater payment shall pay only the difference between the amount of its original obligation and the amount it would have received had the reciprocal payments been made.

         8.14  Rule of Construction.  For purposes of this
               ____________________
Article 8, the term "Buyer and its Affiliates" shall include the Companies and their Subsidiaries for all Post-Closing Tax
Periods.

         8.15  Notices.  All notices required to be provided to
               _______
any party under this Article 8 shall be sent by both registered mail and facsimile to, in the case of Buyer, the Vice-President of Taxes (with a copy to Chief Counsel) or, in the case of Seller, the Corporate Controller at the addresses provided in
Section 13.1 hereof.

         8.16  Allocation of Purchase Price.  Prior to the
               ____________________________
Closing Date, Buyer and Seller shall negotiate in good faith to agree on an allocation of the Purchase Price to the Shares of the Companies.

























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                           ARTICLE 9

                 EMPLOYEES AND EMPLOYEE BENEFITS

         9.1  Employees.  Effective December 31, 1995, Seller
              _________
shall cause all employees of Seller or any of its Subsidiaries who perform substantially all of their services in Seller's property and casualty business units ("P&C Employees") to become employees of one of the Companies or one of their Subsidiaries (as directed by Buyer). Schedule 9.1 sets forth the complete description of the P&C Employees and the employers of such P&C Employees as of the date hereof. With respect to each P&C Employee who, as of the Closing Date, is employed by any Company or any Subsidiary of any Company (including any P&C Employee absent as of such date from active service for any reason, including but not limited to disability or leave of absence but excluding any terminated P&C Employees receiving severance) ("Transferred Employees"), Buyer shall cause each Transferred Employee's employer to continue to employ such Transferred Employee at the same rate of base salary per annum as is in effect on the day prior to the Closing Date, provided, however,
                                             ________  _______
that nothing herein is intended to, or shall require, such employer to employ any such employee on a basis other than as an employee at will; and, provided, further, that the individuals listed on Schedule 9.6(c)(ii) (Affected Employees) shall not be Transferred Employees except as provided in Section 9.6(c)(ii).
 Seller agrees that, as of the date hereof, employees expected to become Transferred Employees consist of 11,350 active employees and 275 employees absent from active service (of whom 250 are on disability and 25 are on a leave of absence).

         9.2  Pension Plan.  (a)  Transferred Employees shall
              ____________
cease to participate in the Pension Plan as of the Closing Date.

























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Effective as of the day immediately prior to the Closing Date, each Transferred Employee shall be granted service for all purposes (including benefit accrual) under the Pension Plan for the period commencing on the Closing Date and ending on December 31, 1997 (the "Advance Accrual Period"). Buyer shall cause the Companies to reimburse Seller for the grant of service for the Advance Accrual Period within 30 days following the Closing Date (but in no event earlier than 15 days after receipt of relevant information from Seller). Such reimbursement shall be made in accordance with the formula set forth in Schedule 9.2(a) but in no event will such amount exceed the after-tax equivalent of the present value (based upon an 8% discount factor) of $15 million per year (pre-tax) for two years. Seller shall provide Buyer with all documentation reasonably requested by Buyer to substantiate the amount of such charge.

           (b)  After the Closing Date, Seller and its
Affiliates shall retain all liabilities and obligations in respect of benefits accrued by Transferred Employees under the Pension Plan. Accrued benefits of Transferred Employees under the Pension Plan shall be fully vested as of the Closing Date. Benefit accruals in respect of Transferred Employees under the Pension Plan shall cease as of the Closing Date and Transferred Employees participating therein shall be considered terminated vested participants in such Pension Plan. No Pension Plan assets shall be transferred to Buyer or any of its Affiliates or to the Companies or their Subsidiaries or to any plan of Buyer or its Affiliates or of the Companies or their Subsidiaries.

           (c) Effective as of January 1, 1998, the Transferred Employees who are then eligible to participate in the Travelers Group Pension Plan ("Travelers Plan") shall become participants in the Travelers Plan and in a defined contribution profit sharing plan to be established by Buyer for the benefit of the Transferred Employees
















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("New Plan").  Under the Travelers Plan, each Transferred
Employee shall be granted credit for service, to the extent recognized by the Pension Plan, for the purpose of eligibility and vesting (but not benefit accrual). The New Plan shall be designed to supplement the benefits under the Travelers Plan. The amount available to satisfy obligations under the New Plan shall be initially $4,000,000 per year, reduced each year after 1996 to reflect Transferred Employees who have terminated employment with the Companies and their Subsidiaries, whether voluntarily, involuntarily, by retirement or otherwise (such amount in effect from time to time, the "Maximum Annual Contribution"). Buyer will in good faith, calculate the Maximum Annual Contribution for each year. Buyer and Seller shall bear the Maximum Annual Contribution in the proportions set forth below to meet the obligations to employees under the New Plan. In respect of its obligations, at the Closing, Seller shall pay to Buyer $10,000,000 in cash, which shall be treated as an adjustment to the Purchase Price ("Initial Contribution"). The Initial Contribution shall be credited interest at the rate of 6.0% per annum simple interest on the unused balance. From time to time such amount shall be debited by 32.5%, until such time as the Initial Contribution (and all interest credited thereto) is exhausted, of all amounts paid to Transferred Employees under the New Plan as and when such amounts are paid, up to an aggregate amount of 32.5%, until such time as the Initial Contribution (and all interest credited thereto) is exhausted, of the Maximum Annual Contribution. The remaining obligations to Transferred Employees, up to 67.5%, until such time as the Initial Contribution (and all interest credited thereto) is exhausted, of the Maximum Annual Contribution shall be funded by Buyer. As promptly as practicable after the close of each year of the New Plan, Buyer will



















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provide Seller an accounting in reasonable detail of the
remaining Initial Contribution and the aggregate interest credited thereon. As soon as practicable after December 31, 2002, Buyer and Seller will negotiate in good faith to settle and liquidate Seller's remaining obligations under the New Plan.
 If they are unable to agree on such a settlement, Buyer shall continue to apply any remaining Initial Contribution (and interest credited thereto) to Seller's obligations as set forth above. If such funds are exhausted during the term of the New Plan, Buyer shall so notify Seller, and Seller shall promptly deposit with Buyer an additional amount (the "Subsequent Contribution") reasonably estimated to fund any remaining liabilities of Seller under the New Plan. The Subsequent Contribution shall be credited with interest and otherwise treated as the Initial Contribution described above is treated, except that the Subsequent Contribution shall be debited at the rate of 50% of amounts contributed in lieu of 32.5%, up to an amount equal to 50% of the Maximum Annual Contribution, and Buyer shall fund the remaining obligations to Transferred Employees up to 50% of the Maximum Annual Contribution. At the time when no additional obligations are due under the New Plan, Buyer will repay to Seller an amount equal to any remaining unused Initial Contribution or Subsequent Contribution and the amount of interest credited thereon. If at any time the funds held by Buyer are not sufficient to satisfy Seller's obligations hereunder, Buyer shall assess Seller for its obligations under the New Plan, up to an aggregate of 50% of the Maximum Annual Contribution, and Seller shall promptly pay to Buyer the amount of each such assessment. As of the Closing, each Transferred Employee will be assigned points, based upon the participant's age, length of service and compensation level, by such reasonable method of allocation as Seller determines and Buyer shall


















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


not unreasonably withhold its consent thereto. The number of points held by each employee shall be fixed until such time as such employee's employment is terminated for any reason, at which time they will be forfeited. For each calendar year of the New Plan, an amount equal to the Maximum Annual Contribution shall be allocated to Transferred Employees entitled to participate in the New Plan in accordance with each such participant's Points.

         9.3  Individual Account Plan.  (a)  Seller shall retain
              _______________________

all liabilities and obligations in respect to benefits accrued by Transferred Employees under the Individual Account Plan. On the Closing Date, Seller shall take such action as may be necessary, if any, to permit each Transferred Employee to exercise such Transferred Employee's rights under the Individual Account Plan to effect an immediate distribution of such Transferred Employee's vested account balances under the Individual Account Plan or to effect a tax-free rollover of the taxable portion of the account balances into an eligible retirement plan (within the meaning of Section 401(a)(31) of the Code, a "Direct Rollover") maintained by Buyer or an Affiliate of Buyer (the "Buyer Plan") or to an individual retirement account. Seller and Buyer shall work together in order to facilitate any such distribution or rollover and to effect a Direct Rollover for those participants who elect to roll over their account balances directly into Buyer Plan; provided,
                                                 ________
however, that nothing contained herein shall obligate Buyer Plan
_______

to accept a Direct Rollover in a form other than cash. No contributions to the Individual Account Plan in respect of Transferred Employees shall be made after the Closing Date and Transferred Employees shall be considered terminated as of the Closing Date. To the extent reasonably practicable, Seller and Buyer shall work together to develop a process whereby Transferred Employees who


















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


have loans outstanding under the Individual Account Plan will be permitted to continue to make periodic (at least monthly) repayments on such loans through a reduction of salary paid by Buyer (it being understood that such loans are to be retained by the Individual Account Plan). Except as required by law, no communication shall be sent to the Transferred Employees relating to the treatment or status of their loans outstanding under the Individual Account Plan without the consent of both Buyer and Seller.

           (b) On the Closing Date, or as soon as practicable thereafter, Buyer shall establish or designate Buyer Plan in order to accommodate the Direct Rollovers described above and shall take all action necessary, if any, to qualify Buyer Plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental authorities required to be made by it in connection with any Direct Rollover. Under Buyer Plan, each Transferred Employee will be given credit for service, to the extent recognized by the Individual Account Plan, for the purpose of eligibility and vesting.

           (c) From the Closing Date and until December 31, 1996, under the Buyer Plan and Buyer's supplemental plan, each Transferred Employee shall be entitled to (i) make salary deferral contributions (which contributions shall be fully vested as of the time they are made) and (ii) receive employer matching contributions (which contributions shall be fully vested as of the time they are made) in accordance with the terms of the Individual Account Plan and the Supplemental Incentive Savings Plan identified on Schedule 9.3(c) (the "Supplemental Plan") relating to salary deferral and employer matching contributions.

         9.4  Certain Welfare Benefit Plans.  As of the Closing
              _____________________________
Date, the Transferred Employees shall cease to participate in

















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


the welfare benefit plans listed in Schedule 9.4(a) ("Prior Welfare Plans") and shall commence to participate (without any break in service for purpose of any eligibility, pre-existing condition, deductible or co-payment provisions) in welfare benefit plans of Buyer or the Companies ("Replacement Welfare Plans"), which Replacement Welfare Plans shall provide for identical benefits at identical cost to the employee and on substantially identical terms and conditions as those provided by Prior Welfare Plans immediately prior to the Closing Date. Such Replacement Welfare Plans may not be amended or terminated, except as may be required by law or to preserve intended tax results, before December 31, 1996. Notwithstanding the above, nothing herein shall prohibit, or be construed to prohibit, Buyer or the Companies from terminating or amending the Replacement Welfare Plans at any time after December 31, 1996 ("Welfare Transfer Date"). Unless Buyer otherwise elects by no later than 60 days prior to the Closing Date, from the Closing Date until the Welfare Transfer Date Seller shall administer the Replacement Welfare Plans on behalf of Buyer under terms substantially similar to those applicable to welfare benefit plans then maintained by Seller; provided, however, that the
                                 ________  _______
Companies or Buyer may terminate such administration at any time. After the Closing Date, Buyer shall be responsible for any claims by Transferred Employees for medical benefits relating to claims incurred but not reported prior to the Closing Date, but only to the extent the liability relating to any such claim is fully reflected on the September Adjusted GAAP Balance Sheet.

         9.5  Other Employee Benefit Plans and Benefit
              _________________________________________
Arrangements.
____________


















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


           (a) Except to the extent otherwise provided in this Agreement, Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of any employee or former employee or any independent contractor or former independent contractor or other participant (in each case including any beneficiary or dependent thereof) who is not a Transferred Employee.

           (b) Except to the extent otherwise provided in this
Article 9, with respect to Transferred Employees, Seller shall retain all obligations and liabilities relating to or arising under the Employee Plans or Benefit Arrangements which (i) are attributable to service performed, or benefits accrued or payable, on or prior to the Closing Date or (ii) arise out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date.

           (c) As of the Closing Date, Buyer shall cause the Company to assume all the assets, if any, and liabilities of the plans listed on Schedule 9.5(c) that are included on the September Adjusted GAAP Balance Sheet estimated as of the
Closing Date.  Each such plan constitutes a plan under Section
401(a)(1) of ERISA.

           (d) Unless otherwise notified in writing by Seller on or prior to the Closing Date, Buyer shall cause the applicable Company to assume all obligations in respect of any Transferred Employee for the final performance payment, if any, in connection with the first cycle of ACE Shares and APEX Unit Awards described in Schedule 9.5(d); provided that if Buyer or
                                     ________
either Company is obligated to make any payments hereunder, Seller shall promptly pay Buyer for any such payments in excess of the accrual for such obligation included on the September Adjusted GAAP Balance Sheet prior to Buyer or a Company making such payments. To the extent the accrual for such obligation as of the Closing Date exceeds the aggregate of such payments made by Buyer and the Companies, Buyer shall promptly reimburse Seller in the amount of such excess accrual. Communications with Transferred Employees and any other administrative activities required to be performed in connection with such Shares and Awards shall be handled by Seller.

         9.6  Plans Following the Closing.  (a)  With respect to
              ___________________________














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


the Transferred Employees who would have been eligible for benefits under Seller's Retiree Medical and Life Program ("Retiree Benefit Program") had they remained employed by Seller or an Affiliate of Seller until December 31, 1997, each such Transferred Employee shall continue to participate in the Retiree Benefit Program at the sole cost of Seller or its Affiliates and shall be credited for service with any Company or any Subsidiary of any Company on and after the Closing Date until December 31, 1997 for all purposes thereunder provided such Transferred Employee is a participant in Seller's Medical/Dental Plan or Seller's Life Insurance Plan on the day prior to the Closing Date.

           (b)  Except to the extent otherwise provided in
Section 9.2, Buyer will cause the Companies to give Transferred Employees full credit for such Transferred Employees' service with Seller or any Subsidiary of Seller to the same extent recognized by Seller for purposes of eligibility, vesting and benefit accrual under any employee benefit plans or arrangements maintained by Buyer or any Subsidiary of Buyer in which such Transferred Employees are entitled to participate.

           (c)(i)  Buyer shall cause the Companies to pay
severance and other job elimination benefits to the Transferred
Employees (other than those who are parties to the Employment
Agreements and letter


















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


agreements entered into upon hiring identified on Schedule 9.6(c)(iii) for so long as those Agreements and letter agreements are in effect and to the extent such Agreements and letter agreements enhance severance) whose employment is terminated after the Closing Date and prior to December 31, 1997 to the extent required by Seller's severance plans and programs identified on Schedule 9.6(c)(i) ("Severance Plans"); provided,
                                                      ________
however, that, consistent with the interpretation of the
_______
Severance Plans by the plan administrator, no reduction or change in benefits (excluding reductions in base salary) shall constitute failure to offer (i) an "equivalent or alternate position" or (ii) "job with comparable compensation" under the Severance Plans; and, provided, further, that if any period of
                      ________  _______
severance provided under the Severance Plans constitutes service for purpose of eligibility, vesting or benefit accrual under any pension plan, then any such service shall be reduced by any Advance Accrual Period remaining from the date of termination of employment. In no case will Buyer or any Company pay severance under the Severance Plans to any Transferred Employee unless such Transferred Employee's employment is terminated after the Closing Date and prior to December 31, 1997. Seller covenants that in no case will Buyer or any Company pay severance under the Severance Plans to any Transferred Employee solely by reason of the consummation of the transactions contemplated by this Agreement. Severance will be paid to a Transferred Employee who is a party to an Employment Agreement or letter agreements identified on Schedule 9.6(c)(iii) to the extent provided in such employee's Employment Agreement or letter agreements.

           (ii) Buyer shall cause one or more of the Companies and their Subsidiaries to reimburse Seller for 50% of any severance payments under the Severance Plans made by Seller to individuals identified on Schedule 9.6(c)(ii) ("Affected Employees"); provided, however, that if Buyer, any of its
             ________  _______
















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


Subsidiaries (including, after the Closing Date, the Companies and their Subsidiaries) or any of its Affiliates offers to any of the Affected Employees as of the Closing Date (but prior to the termination of such Affected Employee's employment by Seller; provided, however, that prior to the Closing Date no
        ________  _______
Affected Employee may be terminated by Seller or the Companies without prior consent of Buyer) continued employment with Buyer, any of its Subsidiaries (including, after the Closing, the Companies and their Subsidiaries) or any of its Affiliates with a base salary substantially equal to the base salary such Affected Employee received immediately prior to the Closing Date (such employment, "Continued Employment"), the amount of reimbursement owed hereunder shall be tax-effected and shall equal (A) the amount of reimbursement that would have been owed in absence of such offers of employment, multiplied by (B) one minus a fraction the numerator of which is the number of Affected Employees offered Continued Employment and the denominator of which is one-half of the total number of Affected Employees; provided, further, that in no case may the amount of
           ________  _______
reimbursement owed hereunder be less than zero. Any Affected Employee who accepts Continued Employment shall be treated as a Transferred Employee for all purposes under this Agreement.

           (iii) Buyer shall cause the Employment Agreements and letter agreements identified on Schedule 9.6(c)(iii) to be assumed by a Company or a Subsidiary of a Company, which shall
become a successor with respect thereto.   Seller shall
indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Companies and their Subsidiaries) with respect to (i) any liabilities or obligations under the Employment Agreements to make payments to any Transferred Employees with respect to any tax liability under Section 4999 of the Code on


















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


"excess parachute payments" as defined in Section 280G of the Code and (ii) for any loss of a tax benefit resulting from the treatment of any payment under the Employment Agreement as an excess parachute payment.

           (iv) Seller shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Companies and their Subsidiaries) with respect to any liabilities or obligations to make retention bonus payments to the Transferred Employees listed on Schedule 9.6(c)(iv) except to the extent any such liabilities relating to retention bonus payments are reflected on the September Adjusted GAAP Balance Sheet.

           (d) To the extent any vacation days earned by any Transferred Employee during the period from July 1, 1995 through December 31, 1995 are not projected to be used as of the Closing Date, Seller will accrue the liability for such vacation days as of the September Adjusted GAAP Balance Sheet. Buyer shall be responsible for any vacation days earned after December 31, 1995, which shall be calculated in accordance with Schedule 9.6(d)(i) hereto (less any vacation days taken by such Transferred Employee in 1996 prior to the Closing Date); provided, however, that such vacation entitlement shall be
________  _______
calculated on the same calendar year basis as under current Buyer plan. Vacation days earned during the period commencing on July 1, 1995 and ending on December 31, 1995 that are used by the Closing Date shall be credited to Seller's obligation as accrued on September Adjusted GAAP Balance Sheet. Any vacation days earned since July 1, 1995 that are used after December 31, 1995 and before the Closing Date will reduce Buyer's obligation after the Closing Date. Any vacation days or required payments related thereto earned prior to July 1, 1995 (i) will not affect Buyer's obligation after the


















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


Closing Date, (ii) will be used prior to any days earned after July 1, 1995, and (iii) shall in no event become responsibility of Buyer. After December 31, 1996 each Transferred Employee shall be entitled to the number of vacation days calculated in accordance with Buyer's current plan as modified by Schedule 9.6(d)(ii). Seller covenants that, notwithstanding the above, no Transferred Employee may take a number of vacation days during the 1996 calendar year in excess of the number of vacation days earned by such Transferred Employee during the 1996 calendar year and the July 1 - December 31 period during 1995, all determined as of the Closing Date.

           (e) Nothing in this Article 9 shall be construed to impair in any way the application of Buyer's Arbitration Policy with respect to Transferred Employees.

           (f) Prior to the Closing Date, no communications shall be made by either party to any Transferred Employee relating to any of the provisions of this Article 9 without the approval of the other party, which approval shall not be unreasonably delayed or withheld. Seller shall provide Buyer with copies of any other communications directed at Transferred Employees generally which relate to an employee benefit plan in which Transferred Employees participate. Buyer and Seller agree to cooperate in connection with employee benefit plans and arrangements covering Transferred Employees.

           (g) Buyer agrees that it will cooperate fully with Seller's investigation of, response to, and defense of, any claims made by Seller's employees or former employees, or their legal representatives, with respect to employment-related matters or decisions, including employee benefit plan determinations, made or alleged to have been made by Seller or its directors, officers, employees, or agents. Such

















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


cooperation shall include, but not be limited to, making Buyer's officers, employees and agents reasonably available (upon reasonable notice but at no cost (other than reasonable out of pocket expenses) to Seller) to Seller or Seller's representatives for interviews and the giving of testimony in legal proceedings, making available to Seller any documents in Buyer's care, custody or control which are, or may be, relevant to such claims, unless prohibited by law and designating an attorney employed by Buyer to manage the cooperation contemplated by this paragraph and seek to ensure compliance by Buyer's employees.

         9.7  Indemnification.  (a)  Seller hereby agrees to
              _______________
indemnify Buyer and its Affiliates (including, after the Closing, the Companies and their Subsidiaries) against and agrees to hold them harmless from any and all Damages incurred or suffered as a result of any failure by Seller to satisfy and discharge its obligations under this Article 9. Buyer hereby agrees to indemnify Seller and its Affiliates against and agrees to hold Seller and its Affiliates harmless from any and all Damages incurred or suffered as a result of any failure by Buyer to satisfy and discharge its obligations under this Article 9.

           (b) Seller hereby agrees to indemnify Buyer and its Affiliates (including, after the Closing, the Companies and their Subsidiaries) against, and agrees to hold them harmless from any and all Damages incurred or suffered as a result of any claim by any present or former employee of Seller or any of its Subsidiaries who performed or performs services in Seller's property and casualty business units, including, without limitation, the Transferred Employees which arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in


















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Employment Act of 1990, the Equal Pay Act, the Americans with
Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and the Transferred Employee, which arose out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date.

           (c)  The indemnification provided for in this Section
9.7 shall be subject to the provisions of Section 11.3(a).


                            ARTICLE 10

                       CONDITIONS TO CLOSING


         10.1  Conditions to Obligations of Buyer and Seller.
               _____________________________________________
The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

           (i)  Any applicable waiting period under the
HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

           (ii) All other regulatory consents, approvals or clearances necessary for the consummation of the Closing shall have been obtained, and no provision of any applicable law or regulation shall prohibit the consummation of the Closing.

           (iii)  All material consents, approvals or
waivers of all non-governmental Persons necessary for the consummation of the Closing shall have been obtained.

           (iv)  There shall not be in effect any
temporary restraining order, preliminary injunction or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby; provided that the party invoking this condition shall have used its reasonable best efforts to have such order or injunction vacated.

           (v) The Ancillary Agreements, other than the agreement referenced in Section 10.2(ii), shall have been executed and delivered by the parties thereto.

         10.2  Conditions to Obligation of Buyer.  The
               _________________________________
obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

           (i)(A)  Seller shall have performed in all
material respects all of its obligations hereunder required to be performed by it on or prior to the Closing
Date, (B) the representations and warranties of Seller contained in this Agreement shall be true at and as of the Closing Date, as if made at and as of such date (without giving effect to any materiality qualifications or materiality exceptions contained therein); provided that this condition (B) shall be deemed satisfied if any inaccuracies in any such representations and warranties at and as of the Closing Date (without giving effect to any materiality qualifications or materiality exceptions contained therein) would


















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


not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Companies, and
(C) Buyer shall have received a certificate signed by the Chief Financial Officer of Seller to the effect that the foregoing conditions have been satisfied.

           (ii) Seller shall have executed a reinsurance contract, in form and substance satisfactory to Buyer, relating to certain matters previously discussed by the parties.

           (iii)  Buyer shall have received all documents
it may reasonably request relating to the existence of Seller, the Companies and their Subsidiaries and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

           (iv)  Except as disclosed in Schedule 3.9,
since the Balance Sheet Date, there shall not have been any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Companies, other than those resulting from changes in general economic conditions.

           (v) No governmental or regulatory authority shall have commenced any proceeding seeking a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby, other than any such proceeding which, in the reasonable judgment of Buyer, would not be reasonably likely, assuming such consummation occurs, to have a material adverse effect on the Companies and their Subsidiaries, taken as a whole; provided that Buyer shall

















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


have used its reasonable best efforts to have such proceeding dismissed or terminated.

         10.3  Conditions to Obligation of Seller.  The
               __________________________________
obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

           (i)(A)  Buyer shall have performed in all
material respects all of its obligations hereunder required to be performed by it at or prior to the Closing
Date, (B) the representations and warranties of Buyer contained in this Agreement shall be true at and as of the Closing Date, as if made at and as of such date (without giving effect to any materiality qualifications or materiality exceptions contained therein); provided that this condition (B) shall be deemed satisfied if any inaccuracies in any such representations and warranties at and as of the Closing Date (without giving effect to any materiality qualifications or materiality exceptions contained therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Buyer, and
(C) Seller shall have received a certificate signed by the Chief Financial Officer of Buyer to the effect that the foregoing conditions have been satisfied.

           (ii) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.




















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                              ARTICLE 11

                       SURVIVAL; INDEMNIFICATION

         11.1 The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing; provided that (i) the covenants
                               ________
and agreements which, by their terms, are to have effect or be performed after the Closing shall survive in accordance with their terms; (ii) the representations and warranties contained in Sections 3.2, 3.4(v), 3.5, 3.6, 3.7, 3.10(c), 4.2 and 4.6
shall survive for two years after the Closing, (iii) the covenants, agreements, representations and warranties contained in Article 8 shall survive to the extent provided in Article 8 and (iv) the covenants and agreements contained in Article 9 shall survive indefinitely. No covenant, agreement, representation or warranty contained in this Agreement shall survive after the time at which it would otherwise terminate pursuant to the preceding sentence unless notice of the inaccuracy or breach thereof shall have been given to the party against whom indemnity for such breach or inaccuracy may be sought prior to such time, in which case such covenant, agreement, representation or warranty shall survive until such claim for indemnity is finally resolved.

         11.2  Indemnification.  (a)  Effective at the Closing,
               _______________
Seller hereby indemnifies Buyer and, effective at the Closing, without duplication, the Companies and their Subsidiaries against and agrees to hold them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer, any Company or any Subsidiary of any Company arising out of the breach of any representation or
















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warranty which survives the Closing for such period as provided in Section 11.1 or the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement which covenant or agreement survives the Closing for such period as provided in Section 11.1 (other than pursuant to Articles 8 and 9).

           (b)  Effective at the Closing, Buyer hereby
indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of the breach of any representation or warranty which survives the Closing for such period as provided in Section 11.1 or the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement which covenant or agreement survives the Closing for such period as provided in Section 11.1 (other than pursuant to Articles 8 and 9).

           (c) Any amount of Damages paid by Seller or Buyer under this Section 11.2 will be treated as an adjustment to the Purchase Price unless and to the extent that a Final Determination causes any such amount not to constitute an adjustment to the Purchase Price for Federal Tax purposes.

         11.3  Procedures; Exclusivity.  (a) The party seeking
               _______________________
indemnification under Section 11.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section, provided, however, that the failure to give any such notice
________  _______
shall not prejudice the right of such party to receive indemnification hereunder unless the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in or control the defense of any such suit, action or
















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proceeding at its own expense.  If the Indemnifying Party
assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party. Whether or not Indemnifying Party chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. The Indemnifying Party shall not be liable under
Section 11.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld or delayed.

           (b) After the Closing, Article 8, and Sections 9.7 and 11.2 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.3, 2.4, 2.5, 5.5, 5.7, 5.8, 5.9(d), 6.2, 6.3, 7.4, 7.5, 7.6, 7.9, 7.12 and
9.6) or other claim arising out of this Agreement or the transactions contemplated hereby.


                            ARTICLE 12
                           TERMINATION


         12.1  Grounds for Termination.  This Agreement may be
               _______________________
terminated at any time prior to the Closing:

           (i)  by mutual written agreement of Seller and Buyer;
or

           (ii) by either Seller or Buyer if the Closing shall not have been consummated on or before September 30, 1996.

         The party desiring to terminate this Agreement shall give notice of such termination to the other party.














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         12.2  Effect of Termination.  If this Agreement is
               _____________________
terminated as permitted by Section 12.1, termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, except as provided in Section 13.3 and except that no such termination shall relieve Buyer of its obligations under Section 6.1; and provided
                                                        ________
that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 7.6, this
Section 12.2, Section 13.3 and Section 13.5 shall survive any termination hereof pursuant to Section 12.1.


                          ARTICLE 13

                         MISCELLANEOUS

13.1  Notices.  All notices, requests and other
      _______
communications to any party hereunder shall be in writing
(including facsimile transmission) and shall be given:

    if to Buyer, to:

            The Travelers Insurance Group Inc.
            One Tower Square
            Hartford, Connecticut  06183
            Attention:  Chief Financial Officer
            Fax:  (203) 954-1161


















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            with copies to:

            Travelers Group Inc.
            388 Greenwich Street
            New York, NY  10013
            Attention:  General Counsel
            Fax:  (212) 816-8969

            Skadden, Arps, Slate, Meagher & Flom
            919 Third Avenue
            New York, New York 10022
            Attention:  Kenneth J. Bialkin, Esq.
            Fax: (212) 735-2000

if to Seller, to:

            Aetna Life and Casualty Company
            151 Farmington Avenue
            Hartford, Connecticut 06156
            Attention:  Chief Financial Officer
            Fax:  (203) 273-2428

            with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York  10017
            Attention:  Richard J. Sandler, Esq.
            Fax:  (212) 450-4800

or at such other address to the attention of such other person as Buyer or Seller may designate by written notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         13.2  Amendments and Waivers.  (a) Any provision of
               ______________________
this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing








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and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Other than as provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         13.3  Expenses.  Except as otherwise expressly provided
               ________

herein, all costs and expenses incurred in connection with this Agreement, including all brokers', finders', investment advisory or similar fees, shall be paid by the party incurring or responsible for incurring such cost or expense.

         13.4  Successors and Assigns.  The provisions of this
               ______________________
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise
________
transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, Buyer may assign any of its rights and obligations under this Agreement to a wholly owned Subsidiary without Seller's consent; provided that no such assignment shall relieve Buyer of any of its obligations under this Agreement.

         13.5  Governing Law.  This Agreement shall be governed
               _____________
by and construed in accordance with the law of the State of New
York, without regard to the conflict of laws rules of such state.

















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         13.6  Jurisdiction.  Except as otherwise expressly
               ____________
provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this
Section 13.6 shall be deemed effective service of process on such party.

         13.7  Counterparts; No Third Party Beneficiaries.  This
               __________________________________________

Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

           13.8  Entire Agreement.  Except for the
                 ________________
Confidentiality Agreement and the Ancillary Agreements, this
Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all
















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prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

         13.9  Construction.  This Agreement is the result of
               ____________
arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.






































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         IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                             THE TRAVELERS INSURANCE GROUP INC.



                             By:  /s/ Jay S. Fishman
                                _______________________________
                             Name:    Jay S. Fishman
                             Title:   Vice Chairman and Chief
                                          Financial Officer


                             AETNA LIFE AND CASUALTY COMPANY



                             By:  /s/  Ronald E. Compton
                                ________________________
                             Name:     Ronald E. Compton
                             Title:    Chairman and President























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